UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CADENCE BANCORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

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2800 Post Oak Boulevard, Suite 3800

Houston, Texas 77056

March 29, 2019

Dear Stockholder:

On behalf of the Board of Directors and management of Cadence Bancorporation, I am pleased to invite you to the 2019 Annual Meeting of Stockholders. The Annual Meeting will be held at The Westin Galleria, 5060 West Alabama Street, Houston, Texas 77056 on Wednesday, May 8, 2019 at 10:00 a.m., local time.

As described in more detail in the accompanying Notice of Annual Meeting and Proxy Statement, the formal business to be conducted at the Annual Meeting is:

1.	The election of the three directors named in this Proxy Statement as Class II directors, each to serve for a three-year term expiring at the 2022 Annual Meeting of Stockholders;

2.	An advisory vote on the compensation of our named executive officers;

3.	An advisory vote on the frequency of future votes on the compensation of our named executive officers;

4.	The ratification of the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for fiscal year 2019; and

5.

Such other business as properly may come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

Certain members of our Board of Directors and senior officers, as well as representatives from our independent registered public accounting firm, will be present to respond to appropriate questions from stockholders.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or vote electronically using the Internet voting procedures described on the proxy card at your earliest convenience.

Thank you for your continued support of Cadence Bancorporation.

Sincerely,

Paul B. Murphy, Jr. Chairman and Chief Executive Officer

CADENCE BANCORPORATION

2800 Post Oak Boulevard, Suite 3800

Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2019

NOTICE HEREBY IS GIVEN that the 2019 Annual Meeting of Stockholders of Cadence Bancorporation, will be held at The Westin Galleria, 5060 West Alabama Street, Houston, Texas 77056 on Wednesday, May 8, 2019, at 10:00 a.m., local time, for the purpose of considering and voting upon:

1.	The election of the three directors named in this Proxy Statement as Class II directors, each to serve for a three-year term expiring at the 2022 Annual Meeting of Stockholders;

2.	An advisory vote on the compensation of our named executive officers;

3.	An advisory vote on the frequency of future votes on the compensation of our named executive officers;

4.	The ratification of the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for fiscal year 2019; and

5.

Such other business as properly may come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

The Board of Directors has fixed the close of business on March 19, 2019 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

A list of stockholders entitled to vote at the 2019 Annual Meeting will be available for inspection upon request of any stockholder for a purpose germane to the meeting at our principal executive offices at 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056, during the ten days prior to the meeting, during ordinary business hours, and during the meeting.

If you hold your shares of common stock through a broker or nominee and you plan to attend the 2019 Annual Meeting, you will need to bring either a copy of the voting instruction card provided by your broker or nominee or a copy of a brokerage statement showing your ownership as of March 19, 2019.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY WITH VOTING INSTRUCTIONS. YOU MAY VOTE BY INTERNET (BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD) OR BY MAIL.

By order of the Board of Directors,

Jerry W. Powell Executive Vice President, General Counsel and Secretary

Houston, Texas

March 29, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 8, 2019:

Our Proxy Statement and 2018 Annual Review, Form 10-K and Form 10-K/A to Stockholders are available at

https://www.cstproxy.com/cadencebank/2019

CADENCE BANCORPORATION

2800 Post Oak Boulevard, Suite 3800

Houston, Texas 77056

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 8, 2019

These proxy materials are furnished in connection with the solicitation by the board of directors (the “Board”) of Cadence Bancorporation (“Cadence” or the “Company”), a Delaware corporation, of proxies to be voted at the 2019 Annual Meeting of Stockholders of the Company and at any adjournment of such meeting (the “Annual Meeting”).

The Company has mailed or e-mailed to its stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you are a registered stockholder and would like to change the method of delivery of your proxy materials, please contact our transfer agent, Continental Stock Transfer & Trust Company, 1 State Street 30th Floor, New York, NY 10004-1561, toll-free at (888) 266-6791, or via proxy@continentalstock.com. You may do the same as a beneficial stockholder by calling the broker or nominee where your shares are held.

The Company completed the initial public offering of shares of its common stock (the “IPO”) in April 2017 and is a publicly traded financial holding company with its shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”) listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “CADE.” Since the IPO, Cadence Bancorp LLC, its then controlling stockholder (the “LLC”) completed a series of registered secondary offerings of shares of Class A common stock of the Company held by the LLC, gradually reducing its ownership interest in the Company. On September 10, 2018, the LLC completed an in-kind distribution (the “Distribution”) of substantially all of the shares of Class A Common Stock held by the LLC to its unitholders (other than a de minimis amount of Class A Common Stock representing the aggregate fractional shares in lieu of which unitholders received cash). The LLC was subsequently dissolved.

When used in this Proxy Statement, the terms “Cadence,” “we,” “our,” “us” and the “Company” refer to Cadence Bancorporation, a Delaware corporation, and its consolidated subsidiaries, including Cadence Bank, National Association. All references in this Proxy Statement to “Cadence Bank” or “the Bank” refer to Cadence Bank, National Association, our wholly owned bank subsidiary, and all references to the “LLC” refer to Cadence Bancorp LLC, our former controlling stockholder. The term “fiscal year” refers to our fiscal year, which is based on a 12-month period ending December 31 of each year (e.g., fiscal year 2018 refers to the 12-month period ended December 31, 2018).

QUESTIONS AND ANSWERS ABOUT THE MEETING

Why am I receiving these materials?

We are providing these proxy materials to you in connection with the solicitation, by the Board of Directors of Cadence Bancorporation, of proxies to be voted at the Company’s Annual Meeting. You are receiving this Proxy Statement because you were a Cadence Bancorporation stockholder as of the close of business on March 19, 2019, the record date for the Annual Meeting. This Proxy Statement provides notice of the Annual Meeting, describes the proposals presented for stockholder action and includes information required to be disclosed to stockholders.

When and where is the Annual Meeting?

The Annual Meeting will be held on Wednesday, May 8, 2019 at The Westin Galleria, 5060 West Alabama Street, Houston, Texas 77056 at 10:00 a.m., local time.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters described in the Notice of Annual Meeting that accompanies this Proxy Statement, including (1) the election of J. Richard Fredericks, Virginia A. Hepner and Kathy Waller as Class II directors, each to serve for a three-year term expiring at the 2022 Annual Meeting of Stockholders, (2) an advisory vote on the compensation of our named executive officers, (3) an advisory vote on the frequency of future votes on the compensation of our named executive officers, and (4) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2019.

Who may vote at the Annual Meeting?

Only record holders of our Class A common stock as of the close of business on March 19, 2019 (the “Record Date”), will be entitled to vote at the Annual Meeting. On the Record Date, the Company had outstanding 128,733,745 shares of Class A common stock. Each outstanding share of common stock entitles the holder to one vote.

What constitutes a quorum?

The Annual Meeting will be held only if a quorum is present. A quorum will be present if the holders of a majority of the shares of Class A common stock outstanding on the Record Date and entitled to vote on a matter at the Annual Meeting are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards either marked “abstain” or “withhold,” or returned without voting instructions are counted as present and entitled to vote for the purpose of determining whether a quorum is present at the Annual Meeting. If shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as represented at the Annual Meeting for the purpose of determining whether a quorum is present at the Annual Meeting.

How are votes counted?

Stockholder Voting Generally

Each stockholder entitled to vote at the Annual Meeting will be entitled to one vote for each share of stock held by such stockholder as of the Record Date, which has voting power upon the matter in question.

Proposal 1: Elections of J. Richard Fredericks, Virginia A. Hepner and Kathy Waller as Class II Directors

A plurality of the votes cast are required for the election of J. Richard Fredericks, Virginia A. Hepner and Kathy Waller as a Class II director. This means that the nominees with the highest number of votes will be elected regardless of whether the number of votes received by any such nominee constitutes a majority of the number of votes cast. Abstentions, votes to withhold and broker non-votes will not be counted for purposes of this proposal and will not affect the result of the vote.

Proposal 2: Advisory vote on executive compensation of our named executive officers

Approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this matter at the Annual Meeting. Abstentions and broker non-votes will be counted toward a quorum for this proposal, and votes to withhold will have the same effect as “Against” vote.

Proposal 3: Advisory vote on frequency of future votes on the compensation of our named executive officers

The frequency (i.e., Every Year, Every Two Years or Every Three Years) that receives the highest number of votes cast by stockholders will be considered by us as the stockholders’ recommendation as to the frequency of future stockholder advisory votes to approve the compensation of our named executive officers. Abstentions, votes to withhold and broker non-votes will not be counted for purposes of this proposal and will not affect the result of the vote.

Proposal 4: Ratification of the Appointment of Ernst & Young LLP

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal 4 is required for the ratification of the appointment of our independent registered public accounting firm. Abstentions will have the effect of voting against this proposal. No broker non-votes are expected to exist in connection with this proposal.

How do I submit my vote?

If you are a stockholder of record, you can vote by:

•	attending the Annual Meeting and voting by ballot;

•	signing, dating and mailing in your proxy card; or

•	visiting http://cstproxy.com/cadencebank/2019 and then following the instructions on the screen.

If you vote on the internet, you do not need to return your proxy card or voting instruction card. Internet voting for stockholders will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 7, 2019.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

What do I do if I hold my shares through a broker, bank or other nominee?

If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

How do I attend the Annual Meeting and vote in person, and what do I need to bring?

All stockholders who attend the Annual Meeting in person will be asked to check-in at the registration desk prior to admittance to the meeting. Stockholders who own Company stock through a broker, or other nominee, will need to bring an account statement as proof of ownership along with photo identification. No cameras or recording equipment will be permitted in the Annual Meeting, and all cell phones must be turned off. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you will need to ask the holder for a legal proxy. You will need to bring the legal proxy with you to the Annual Meeting and turn it in with a signed ballot that will be provided to you at the Annual Meeting.

Can I change or revoke my vote after I return my proxy card?

Yes. If you are a stockholder of record, you may change your vote by:

•	voting in person by ballot at the Annual Meeting;

•	returning a later-dated proxy card;

•	entering a new vote on the Internet; or

•	delivering written notice of revocation to our Secretary by mail at 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056.

Who will count the votes?

Jerry W. Powell, Executive Vice President, General Counsel and Secretary of the Company, and Allison O. Skinner, Senior Corporate Counsel and Assistant Secretary of the Company, will act as inspectors of election at the Annual Meeting and will count the votes.

Will my vote be kept confidential?

Yes. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are available only to the Company and its inspectors, who are required to acknowledge their obligation to keep your votes confidential.

Who pays to prepare, mail and solicit the proxies?

The Company pays all of the costs of preparing, mailing, delivering electronically and soliciting proxies in connection with this Proxy Statement. In addition to soliciting proxies through the mail or electronic delivery by means of this Proxy Statement, we may solicit proxies through our directors, officers and employees in person and by telephone, facsimile, mail or email. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Company will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request.

What are the Board’s recommendations as to how I should vote on each proposal?

The Board recommends a vote:

•	FOR the election of J. Richard Fredericks, Virginia A. Hepner and Kathy Waller as Class II directors, each to serve for a three-year term expiring at the 2022 Annual Meeting of Stockholders;

•	FOR approval of the advisory vote on the compensation of our named executive officers;

•	A frequency of EVERY YEAR for future advisory votes on the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2019.

How will my shares be voted if I sign, date and return my proxy card?

If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted:

•	FOR the election of J. Richard Fredericks, Virginia A. Hepner and Kathy Waller as Class II directors, each to serve for a three-year term expiring at the 2022 Annual Meeting of Stockholders;

•	FOR approval of the advisory vote on the compensation of our named executive officers;

•	A frequency of EVERY YEAR for future advisory votes on the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2019.

With respect to any other business that may properly come before the Annual Meeting, or any adjournment of the Annual Meeting, that is submitted to a vote of the stockholders, including whether or not to adjourn the Annual Meeting, your shares will be voted in accordance with the best judgment of the persons voting the proxies.

How will broker non-votes be treated?

A broker non-vote occurs when a broker who holds its customer’s shares in street name submits proxies for such shares, but indicates that it does not have authority to vote on a particular matter. Generally, this occurs when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters only, but not on other matters. Shares for which brokers have not received instructions from their customers will only be permitted to vote on the following proposal:

•	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2019.

Shares for which brokers have not received instructions from their customers will not be permitted to vote on the following proposals:

•	To elect J. Richard Fredericks, Virginia A. Hepner and Kathy Waller as Class II directors, each to serve for a three-year term expiring at the 2022 Annual Meeting of Stockholders;

•	To approve of the advisory resolution to approve executive compensation; and

•	To vote on the frequency of future advisory votes on the compensation of our named executive officers.

What if other matters come up during the Annual Meeting?

If any matters other than those referred to in the Notice of Annual Meeting properly come before the Annual Meeting, the individuals named in the accompanying proxy card will vote the proxies held by them in accordance with their best judgment. The Company is not aware of any business other than the items referred to in the Notice of Annual Meeting that will be considered at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

Cadence Bancorporation will announce preliminary voting results at the Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting.

Your vote is important.

Because many stockholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy in order to satisfy that a quorum be present to conduct business at the Annual Meeting. Whether or not you plan to attend the meeting in person, prompt voting will be appreciated. Stockholders of record can also vote their shares via the Internet. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on May 8, 2019:

This Proxy Statement and our 2018 Annual Review, Form 10-K and Form 10-K/A to Stockholders Are Available Free of Charge at: http://www.cadencebancorporation.com.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Board of Directors

Our Board currently has ten members, consisting of our Chief Executive Officer and nine other directors who are “independent” under the listing standards of the NYSE.

In connection with our acquisition of State Bank Financial Corporation (“State Bank”), on January 1, 2019, we increased the size of the Board from six members to nine members and appointed three former State Bank directors to the Board. Upon the recommendation of State Bank, and after reviewing their relevant experiences and background and discussing the same, the Nominating and Corporate Governance Committee of the Board nominated, and the Board, after its own review and discussion, approved the appointment of Virginia A. Hepner, Joseph W. Evans, and J. Thomas Wiley, Jr. to serve on the Board. Ms. Hepner, Mr. Evans and Mr. Wiley will serve, respectively, for terms expiring at the Company’s 2019, 2020 and 2021 annual stockholder meetings, subject to prior death, resignation or removal from office as provided by law.

In addition, on March 7, 2019, the Board appointed Precious Williams Owodunni to the Board.

In accordance with the terms of our charter, our Board is divided into three classes, Class I, Class II and Class III, with each class serving a staggered three-year term, and is divided as follows:

•	the Class I directors are Mr. Paul B. Murphy, Jr., Marc J. Shapiro, J. Thomas Wiley, Jr. and Precious W. Owodunni and their terms expire in 2021;

•

the Class II directors are Mr. J. Richard Fredericks, Virginia A. Hepner and Robert K. Steel. Mr. Steel is not standing for re-election at the Annual Meeting. Mr. Fredericks, Ms. Hepner and Ms. Waller have been nominated for election at the Annual Meeting for a three-year term expiring at the annual meeting of stockholders expected to be held in 2022; and

•	the Class III directors are Mr. William B. Harrison, Jr., Mr. Scott M. Stuart and Joseph W. Evans and their terms expire at the annual meeting of stockholders expected to be held in 2020.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified, in accordance with our charter. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Advisory members of the Board are not elected by shareholders and do not vote on matters determined by vote by the Board. They are appointed and may be removed by the Board and serve indefinite terms.

Nominees for Election as a Director at the 2019 Annual Meeting

The Nominating and Corporate Governance Committee of the Board seeks candidates for nomination to the Board who are qualified to be directors consistent with the Company’s corporate governance guidelines, as described below under the section entitled “Board Committees—Nominating and Corporate Governance Committee.” The Nominating and Corporate Governance Committee of the Board is responsible for reviewing the qualifications and independence of the members of the Board and its various committees on a periodic basis as well as the composition of the Board as a whole. This assessment will include members’ qualification as independent, as well as consideration of diversity of race, ethnicity, gender, cultural background, age, skills, and experience in the context of the needs of the Board. Accordingly, when evaluating candidates for nomination as directors, the Nominating and Corporate Governance Committee will consider, and will ask any search firm that it engages to provide, women and minority candidates in the pool from which the Nominating and Corporate Governance Committee selects director candidates. Nominees for directorship will be recommended to the Board by the Nominating and Corporate Governance Committee in accordance with the policies and principles in its charter.

On the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that the size and classification of the Board is currently appropriate and has nominated Mr. Fredericks and Ms. Hepner for re-election as directors at the Annual Meeting, each to serve for a three-year term expiring at the annual meeting of stockholders expected to be held in 2022, and Ms. Waller for election as a director at the Annual Meeting, to serve for a three-year term expiring at the annual meeting of stockholders expected to be held in 2022.

The following table sets forth certain information regarding Mr. Fredericks, Ms. Hepner and Ms. Waller, the Class II director nominees standing for election at the Annual Meeting. Additional biographical information on the nominee is included below under the section entitled “Directors and Executive Officers.”

Director Name	Age	Director Since	Principal Occupation
J. Richard Fredericks	73	2017	Founding Partner and Managing Director at Main Management, LLC
Virginia A. Hepner	61	2019	Former President and Chief Executive Officer of the Woodruff Arts Center and retired Executive Vice President of Wachovia Bank (2005)
Kathy Waller	60	N/A	Former Chief Financial Officer and Director of The Coca-Cola Company

In considering each of Mr. Fredericks’, Ms. Hepner’s and Ms. Waller’s individual experience, qualifications, attributes, skills and past Board participation, the Nominating and Corporate Governance Committee and the Board have concluded that when considered all together, the appropriate experience, qualifications, attributes, skills and participation are represented for the Board as a whole and for each of the Board’s committees. There are no family relationships among each of Mr. Fredericks, Ms. Hepner or Ms. Waller and any directors and executive officers. Each of Mr. Fredericks, Ms. Hepner and Ms. Waller has indicated a willingness to serve, and the Board has no reason to believe that each nominee will not be available for election. However, if Mr. Fredericks, Ms. Hepner or Ms. Waller is not available for election, proxies may be voted for the election of other persons selected by the Board. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Stockholders of the Company have no cumulative voting rights with respect to the election of directors.

The following table sets forth certain information regarding the directors continuing in office and currently expected to stand for re-election at the 2020 and 2021 annual meetings of stockholders. Additional biographical information on each of the nominees is included below under the section entitled “Directors and Executive Officers.”

Director Name	Age	Director Since	Principal Occupation
William B. Harrison, Jr.	75	2017	Retired Chief Executive Officer of JPMorgan Chase & Co.
Paul B. Murphy, Jr.	59	2011	Chairman and Chief Executive Officer of Cadence Bancorporation
Scott M. Stuart	59	2017	Co-Founder and Managing Partner of Sageview Capital LP
Marc J. Shapiro	71	2018	Retired Non-Executive Chairman of JPMorgan Chase & Co.’s Texas operations
Joseph W. Evans	69	2019	Vice Chairman of Cadence Bancorporation, Former Chairman of State Bank Financial Corporation and State Bank and Trust Company
J. Thomas Wiley, Jr.	66	2019	Former Director, Vice Chairman, and Chief Executive Officer of State Bank Financial Corporation
Precious W. Owodunni	44	2019	President of Mountaintop Consulting LLC

Required Vote

With regard to the election of Mr. Fredericks, Ms. Hepner and Ms. Waller, votes may be cast in favor or withheld. The nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, votes withheld and broker non-votes will have no effect on the results of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Our board of directors consists of ten members. The following table sets forth information regarding our directors.

Name	Age	Position
Paul B. Murphy, Jr.	59	Director, Chairman and Chief Executive Officer
William B. Harrison, Jr.	75	Lead Director
Virginia A. Hepner	61	Director
J. Richard Fredericks	73	Director
Scott M. Stuart	59	Director
Marc J. Shapiro	71	Director
Joseph W. Evans	69	Director, Vice Chairman
J. Thomas Wiley, Jr.	66	Director
Robert K. Steel	66	Director(1)
Precious W. Owodunni	44	Director

(1)	Mr. Steel is not standing for re-election at the Annual Meeting.

A brief biography of each person who is nominated as a director of the Company as set forth below:

J. Richard Fredericks served on the Cadence Bancorp LLC board of directors from 2010 to 2018. Ambassador J. Richard Fredericks is a Founding Partner and Managing Director at Main Management, LLC, a position he has held since 2002. Previously, he was an Entrepreneur in Residence at Weston Presidio. Prior to that, Mr. Fredericks was the U.S. Ambassador to Switzerland and Liechtenstein from 1999 to 2001. Previously, in 1977, he joined Montgomery Securities as a Partner and later became a Senior Managing Director in Investment Research, covering the banking and financial service area. In 1995, Mr. Fredericks was responsible for investment banking efforts for the financial industry in the areas of commercial banking, thrifts and financial technology at Montgomery Securities. Prior to that, he joined Shuman, Agnew and Company in 1975 as a Partner. Previously, Mr. Fredericks began his career at Dean Witter in 1970 as a Securities Analyst. For 17 consecutive years, Mr. Fredericks was chosen by Institutional Investor Magazine as an “All-American” Research Analyst, covering the commercial banking industry. He is a former director of Janus Capital Group, Inc. and a Member on the Advisory Board of Financial Technology Ventures. Mr. Fredericks also sits on the Trust Fund Board of the Library of Congress. Mr. Fredericks’ significant experience in the brokerage industry, specializing in investment research analysis and investment banking, with a specific focus in the field of commercial banking and finance qualifies him to serve on our board of directors.

Virginia A. Hepner is active in various corporate and community activities, following five years as the President and Chief Executive Officer of the Woodruff Arts Center in Atlanta, GA. She currently serves on the Board of Directors of NationalVision Holdings, Inc. and Oxford Industries, Inc. She continues to provide consulting services to DMI, Inc. and is a partner in commercial real estate investments. In 2005, she retired from Wachovia Bank as an Executive Vice President after a 25-year career in corporate finance with the firm. Leadership roles included Managing Director of US Corporate Finance, head of Foreign Exchange and Derivatives Trading, and Atlanta Commercial Banking Director. Subsequently, in the non-profit sector she served in Interim Director roles for Atlanta Ballet, Brand Atlanta and Young Audiences. She currently serves on the Westside Future Fund board and real estate committee and Chairs the Finance Committee, the Community Foundation for Greater Atlanta GoAtl Investment Committee, the Penn Institute for Urban Research, and the Agnes Scott College Board of Visitors. She was recently elected as a life trustee of the Woodruff Arts

Center. Past honors include the City of Atlanta Phoenix Award, the Lettie Pate Whitehead Evans Award honoring exemplary corporate board service by a female director, the Governor’s Award for arts leadership in Georgia, the Joan P. Garner Luminary Award by ArtsAtl, Lexus Leader of the Arts, YWCA Women of Achievement, and the Outstanding Partner Award from The Home Depot. Virginia is a member of Rotary International and the International Women’s Forum. She holds a bachelor’s degree in finance from The Wharton School of the University of Pennsylvania and attended the J.L. Kellogg Graduate Business School of Management at Northwestern University. Ms. Hepner’s depth of knowledge and years of experience in finance qualifies her to serve on our board of directors.

Kathy Waller recently served as Chief Financial Officer and President, Enabling Services of The Coca-Cola Company (NYSE: KO), where she led the company’s global finance, technical and shared services organizations, and represented the company to investors, lenders and rating agencies. After 32 years, Waller retired from The Coca-Cola Company on March 15, 2019. With broad financial and operational leadership experience in the consumer and retail sectors, Ms. Waller has a proven track record of success in driving transformations, delivering strong financial performance, and forming strong relationships with investors and industry analysts. She has extensive knowledge across all areas of finance, including financial planning, investor relations, M&A, accounting, treasury, and tax. Ms. Waller also serves on the boards of directors for Delta Airlines (NYSE: DAL), CGI Group (NYSE: GIB) and Beyond Meat. In addition, she is a member of the Board of Trustees of Spelman College and The Woodruff Arts Center. Ms. Waller’s depth of knowledge and years of experience in finance and operations qualifies her to serve on our board of directors.

A brief biography of each person who will continue to serve as a director of the Company is set forth below:

Paul B. Murphy, Jr. served as the Chief Executive Officer of Cadence Bancorp LLC from its inception in 2010 and as Chairman of Cadence Bank since its acquisition in 2011. Today he serves as Chairman and Chief Executive Officer of Cadence Bancorporation. Prior to that, he spent 20 years at Amegy Bank of Texas, helping to steer that institution from $75 million in assets and a single location to assets of $11 billion and 85 branches in the Houston, Dallas and San Antonio metropolitan areas when he left as a Director and Chief Executive Office in 2009. During his tenure, Amegy completed several successful acquisitions and sold to Zions Bancorporation for $1.7 billion in 2005, with original investors realizing a return of approximately 36 times their initial investment. Mr. Murphy is an advocate for the community and he has served on numerous corporate and nonprofit boards. Currently he is on the boards of Oceaneering International Inc., Natural Resource Partners, Hope and Healing Center and Institute, Houston Hispanic Chamber of Commerce, and the City of Houston Complete Communities Advisory Board. He is active in the World Presidents Organization. Mr. Murphy earned a bachelor’s degree in banking and finance from Mississippi State University and his MBA from the University of Texas at Austin. Mr. Murphy’s extensive knowledge and experience in banking qualifies him to serve on our board of directors.

William B. Harrison, Jr., our Lead Director, served on the board of directors of Cadence Bancorp LLC from 2010 to 2018 and as Chairman from 2010. He is the retired Chief Executive Officer at JPMorgan Chase & Co. He served as the Chairman and Chief Executive Officer at JPMorgan Chase & Co. from January 2000 to December 2006. Mr. Harrison is a member of the J.P. Morgan International Council. He is also a member of the Advisory Board of the Aurora Capital Group, the Advisory Board of Spencer Stuart and the Advisory Board of Hudson Capital. He is a Director Emeritus of Lincoln Center for the Performing Arts, and a member of the Advisory Board of the Museum of American Finance. Mr. Harrison’s extensive experience as an investment banker and executive at a financial institution qualifies him to serve on our board of directors.

Joseph W. Evans served as Chairman of the Board of State Bank Financial Corporation from 2010 and Chairman of the board of State Bank and Trust Company from 2009 until the companies merged into Cadence in January 2019. Mr. Evans previously served as the Chief Executive Officer of State Bank and Trust Company from July 2009 until January 1, 2015 and as Chief Executive Officer of the State Bank Financial Corporation from 2010 until June 2017. He is the former Chairman, President and Chief Executive Officer of Flag Financial Corporation, which was acquired by RBC Centura Bank in 2006. Mr. Evans previously served as President and Chief Executive Officer of Bank Corporation of Georgia, which was acquired by Century South Banks, Inc. in 1997 and later served as President and Chief Executive Officer of Century South Banks, Inc., which was acquired by BB&T in 2001. Mr. Evans is also a managing principal of Bankers’ Capital Group, LLC, an investment company that primarily buys and sells notes. Mr. Evans serves on the boards of directors of Southern Trust Insurance Company and the Metro Atlanta Chamber. He is Chairman of the Buckhead Coalition, a trustee of the Foundation of the Methodist Home of the South Georgia Conference, Inc. in Macon, Georgia, where he chairs its investment committee, and a member of the Board of Councilors of the Carter Center. Mr. Evans serves on the Board of Trustees of the Georgia Tech Foundation as Vice Chairman/Chair Elect and as a member of the Executive Committee. He also serves on the Executive Committee of the advisory board of the Scheller College of Business at Georgia Tech, having previously served as chairman. Mr. Evans’ depth of knowledge and years of experience in banking make him well qualified to be a member of our board. His ties to our market area also provide him with personal contacts and an awareness of the social environment within which we operate.

Precious Williams Owodunni is president of Mountaintop Consulting LLC, a business strategy and branding company that serves leading corporations and financial services, law, and private equity firms. Prior to establishing Mountaintop, Ms. Owodunni was a vice president at Goldman, Sachs & Co., where she made private equity investments in high growth businesses and served on the board of several portfolio companies. She began her Goldman career as an investment banker in the Mergers & Strategic Advisory Group, advising energy, retail, and industrial companies on M&A and corporate finance transactions. Ms. Owodunni graduated with honors from Yale University and received her J.D. from Yale Law School. She currently serves as a board member of the Houston Parks Board and the Episcopal Health Foundation. Ms. Owodunni’s experience in investment banking, financial services and private equity qualifies her to serve on our board of directors.

Marc J. Shapiro is a director and served as an advisory director of Cadence Bancorp LLC from 2010. Mr. Shapiro was formerly the non-executive Chairman of JPMorgan Chase & Co.’s Texas operations from 2004 to 2017 and Vice Chairman for Finance and Risk Management of JPMorgan Chase & Co. from 1997 through 2003. Mr. Shapiro began his banking career in 1972 at Texas Commerce Bank, and served as Chief Financial Officer beginning in 1977. In 1989, after the bank was purchased by J.P. Morgan Chase, he was named Chief Executive Officer of the statewide organization. Mr. Shapiro is currently a member of the Board of Advisors of the James A. Baker III Institute for Public Policy at Rice University. He also currently serves as Chairman of the Board of the Baylor St. Luke’s Medical Center Hospital, and as a member of the Board of Trustees of Baylor College of Medicine and the Board of Visitors of MD Anderson Cancer Center. Mr. Shapiro’s extensive experience as an executive in financial institutions, banking and finance qualifies him to serve on our board of directors.

Scott M. Stuart served on the Cadence Bancorp LLC board of directors from 2010 to 2018. He is a co-founder and managing partner of Sageview Capital LP, a position he has held since 2005. He is the former lead independent director at EverBank Financial and is currently a director at three private companies: DMT Development Systems Group Inc., Reflexis and United Capital. Prior to founding Sageview, Mr. Stuart was a Partner at KKR serving on their investment committee from 2000 to 2005. He joined KKR’s New York office in 1986 and became Partner in 1994, where he was responsible for the utilities and consumer products industry groups. Prior to joining KKR, Mr. Stuart worked at Lehman Brothers Kuhn Loeb, Inc. in the mergers and acquisitions group. Scott is also a member of the board at Memorial Sloan-Kettering Cancer Center. Mr. Stuart’s considerable experience in finance and knowledge of investments qualifies him to serve on our board of directors. Mr. Stuart’s extensive knowledge and experience in banking and finance qualifies him to serve on our board of directors.

J. Thomas Wiley, Jr. served as Chief Executive Officer of State Bank Financial Corporation from June 2017, Chief Executive Officer of State Bank and Trust Company from 2015 and President of the State Bank Financial Corporation from January 2013. Mr. Wiley also served as Vice Chairman of the Board of State Bank Financial Corporation, a position he has held from 2013, and has served as a director of the State Bank Financial Corporation and State Bank and Trust Company from 2010 until the companies merged into Cadence in January 2019. Mr. Wiley previously served as President of State Bank and Trust Company from January 2013 until July 2015. Mr. Wiley also served as a director of First Bank of Georgia, which State Bank acquired in its acquisition of Georgia-Carolina Bancshares from January 2015 until July 2015, when First Bank of Georgia was merged into State Bank and Trust Company. Mr. Wiley is the former President and Chief Executive Officer of Coastal Bankshares, Inc. and its subsidiary bank, The Coastal Bank, where he served from 2007 until November 2012. Mr. Wiley also served as Chairman of the Board of Directors of Coastal Bankshares and The Coastal Bank from 2007 until March 2014. Before joining Coastal Bankshares, Mr. Wiley served as the Vice Chairman/director and Chief Banking Officer of Flag Financial Corporation from 2002 until 2006 and as President and Chief Executive Officer of Flag Bank from 2002 until 2006. Mr. Wiley is also a managing principal of Bankers’ Capital Group, LLC, an investment company that primarily buys and sells notes. Mr. Wiley serves on the board of governors of the Georgia Chamber of Commerce and the board of trustees of the Atlanta Police Foundation. Mr. Wiley also serves as Co-Chairman of the Valdosta State University Capital Campaign. Mr. Wiley’s depth of knowledge and years of experience in banking make him well qualified to be a member of our board.

Executive Officers

The following table sets forth information regarding our executive officers.

Name	Age	Position
Paul B. Murphy, Jr.	59	Director, Chairman and Chief Executive Officer
Samuel M. Tortorici	53	President
Valerie C. Toalson	53	Executive Vice President, Chief Financial Officer
R.H. “Hank” Holmes, IV	48	Executive Vice President
Jerry W. Powell	69	Executive Vice President, General Counsel and Secretary
Sheila E. Ray	60	Executive Vice President, Chief Talent Officer
David F. Black	43	Executive Vice President, Chief Risk Officer

A brief biography of each person who serves as an executive officer of the Company (other than Mr. Murphy, whose biography is included above) is set forth below:

Samuel M. Tortorici has served as the President of Cadence Bancorporation and its predecessor, Cadence Financial Corporation, since 2011 and has served as Chief Executive Officer of Cadence Bank since joining Cadence in 2011. Prior to that, he had a 24-year career at Regions and AmSouth Bancorporation, and in his final role he led Regions’ Commercial & Industrial business, comprised of over 500 banking professionals across 16 states, more than $40 billion in loan commitments and deposits with annual revenue in excess of $1 billion. While there, he spearheaded development of a range of commercial industry specialty businesses and held a number of Commercial and General Bank leadership positions with responsibility for sales and services across a variety of banking businesses, and including serving as Chief Financial Officer of AmSouth. Mr. Tortorici served as Board Chairman of United Way of Central Alabama, is on the executive committee of University of Alabama President’s Cabinet, a member of the Metro Atlanta Chamber of Commerce Board and Buckhead Coalition Board. Mr. Tortorici is a graduate of the University of Alabama.

Valerie C. Toalson has served as the Executive Vice President, Chief Financial Officer of Cadence Bancorporation and its predecessor, Cadence Financial Corporation, and Cadence Bancorp LLC, and as Executive Vice President, Chief Financial Officer of Cadence Bank since January 2013, when she joined Cadence. Prior to that, she served as Executive Vice President, Chief Financial Officer of BankAtlantic Bancorp and BankAtlantic N.A., and previously held several senior leadership positions at BOK Financial Corporation, including Corporate Controller, Manager of Credit Services, Manager of Process Improvement and Chief Auditor. Ms. Toalson began her career in audit at Price Waterhouse where she received her certified public accounting certificate. Ms. Toalson is a member of the United Way of Greater Houston Fort Bend Advisory Council, the United Way Women’s Initiative and the Greater Houston Women’s Chamber of Commerce, serves as the Clements Theatre Arts Booster Club Treasurer, and is an award honoree of The Women’s Resource of Greater Houston Outstanding Women in Banking & Finance. Ms. Toalson earned a Bachelor of Science degree in Accounting from Oklahoma State University.

R.H. “Hank” Holmes, IV was appointed as Executive Vice President of the Company in 2016 and as President of Cadence Bank in 2014 and has served as the Business Services Executive and President, Texas Region of Cadence Bank since joining Cadence Bank in 2011. Mr. Holmes brings more than 20 years of banking expertise, 18 of which were at Amegy Bank of Texas where his experience spanned credit, commercial real estate, private banking and special assets. Mr. Holmes serves on the Board of Directors for the University of Mississippi’s School of Banking and Finance, BakerRipley and is a member of the Young Presidents Organization. He earned a bachelor’s degree in managerial finance from the University of Mississippi.

Jerry W. Powell has served as our Executive Vice President, General Counsel and Secretary of Cadence Bancorporation and its predecessor, Cadence Financial Corporation, Cadence Bancorp LLC and Cadence Bank since 2011. Immediately prior to joining Cadence, Mr. Powell served as special counsel at Jones Walker LLP in the firm’s Financial Services Section. Prior to that, Mr. Powell was the General Counsel for BBVA Compass in the United States and General Counsel of Compass Bank, a position he held for more than 25 years. Before joining Compass, he was a lawyer at a general practice firm in Birmingham, with an emphasis on litigation, creditor’s rights and consumer compliance. Mr. Powell is Chairman of the Alabama Bankers Association, serves as a board member of AIDS Alabama, and Chairman of the Alabama Law Alumni Society at the Hugh F. Culverhouse Jr. School of Law at the University of Alabama. Mr. Powell is a graduate of Birmingham-Southern College with a Bachelor of Arts in Political Science, cum laude, and the University of Alabama School of Law, with honors. Mr. Powell is a member of the American Bar Association and the Alabama Bar Association.

Sheila E. Ray serves as Chief Talent Officer, a position she has held since January 2019. Ms. Ray previously served as Chief Financial Officer of State Bank Financial Corporation and State Bank and Trust Company, in addition to Chief Operating Officer of State Bank Financial Corporation, positions she held from January 2015 and July 2017, respectively, until the companies merged into Cadence in January 2019. Ms. Ray also served as the Corporate Secretary of State Bank Financial Corporation and State Bank and Trust Company from December 2015 until the companies merged into Cadence. Ms. Ray joined State Bank Financial Corporation and State Bank and Trust Company in October 2014 as Executive Vice President – Finance. She also served as the Chief Financial Officer of First Bank of Georgia, a subsidiary of State Bank and Trust Company, from January 2015 until July 2015, when the subsidiary merged into State Bank and Trust Company. Before that, she served as Chief Financial Officer of Atlanta Bancorporation, Inc. and Bank of Atlanta from 2006 until each was merged into State Bank Financial Corporation and State Bank and Trust Company, respectively, on October 1, 2014. She also served on the board of directors of Bank of Atlanta, a position she held from 2010 until 2014. Before that, Ms. Ray served as Chief Operating Officer and Chief Financial Officer of Eagle Bancshares, Inc., and its subsidiary unitary thrift, Tucker Federal Bank, from 1997 until it was acquired by RBC Centura Bank in 2002. In 2003, she left RBC Centura Bank to work as an independent consultant, providing financial analysis and strategic planning to a variety of community banks. Ms. Ray also previously served in various leadership roles at First National Bancorp and its subsidiary bank First National Bank of Gainesville from 1988 until 1996, including the Director of Information Processing and Administrative Support and Director of Internal Audit. Ms. Ray served in various leadership roles within internal audit at Wachovia Corporation from 1981 until 1988, including Vice President and Deputy Auditor. Ms. Ray is a Certified Public Accountant, a member of the Board of Trustees at Toccoa Falls College and a member of the board of directors for the Care and Counseling Center of Georgia.

David F. Black serves as Executive Vice President of Cadence Bancorporation and Chief Risk Officer of Cadence Bank, positions he has held since January 2019. Mr. Black previously served as Chief Credit Officer and Executive Vice President of State Bank and Trust Company from September 2013 until State Bank and Trust Company merged into Cadence Bank in January 2019. Mr. Black previously served as Chief Credit Officer of State Bank Financial Corporation from September 2013 until February 2015. Mr. Black joined State Bank and Trust Company in 2011 as Senior Vice President of Finance. Previously, Mr. Black served as Director of Corporate Strategy at First Horizon National Corporation in Memphis, Tennessee from July 2009 until August 2011. Mr. Black held various leadership roles in Finance and Corporate Development at Wachovia Corporation and Wells Fargo & Company (following Wells Fargo & Company’s purchase of Wachovia Corporation in 2008) in Winston-Salem and Charlotte, North Carolina between June 2000 and July 2009, and he started his banking career with SunTrust Bank in Atlanta. Mr. Black currently serves on the Board of Governors for the Georgia Chamber of Commerce. Mr. Black earned his MBA with concentrations in Corporate Finance, Investments and Organizational Consulting, and his Bachelor of Business Administration in Finance with honors from the Terry College of Business at the University of Georgia.

BOARD OF DIRECTORS, COMMITTEES AND GOVERNANCE

Overview

Our Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports and audit reports provided at Board and committee meetings by our Chief Executive Officer, President, Chief Financial Officer and other officers. The Board has four standing committees, the principal responsibilities of which are described below under the section entitled “—Committees of Our Board of Directors.”

Meetings

The Board held its first meeting on February 6, 2018. The Board met an aggregate of 9 times in 2018. Each member of the Board attended more than 75% of the total number of meetings of the Board and the committees on which he served. We strongly encourage, but do not require, the members of our Board to attend annual meetings of our stockholders.

Director Independence

Under the rules of the NYSE, independent directors must comprise a majority of our board of directors by the one-year anniversary of the time Cadence Bancorp LLC ceases to own a majority of our voting stock. The rules of the NYSE, as well as those of the SEC, impose several requirements with respect to the independence of our directors. Our board of directors has evaluated the independence of its members based upon the rules of the NYSE and the SEC. Applying these standards, our board of directors has determined that, with the exception of Mr. Murphy, each of our current directors is an independent director, as defined under the rules of the NYSE. The board of directors has determined that Mr. Murphy does not qualify as an independent director because he is an employee of Cadence Bancorporation and Cadence Bank. See “Certain Relationships and Related Party Transactions.”

Board Leadership Structure and Qualifications

We believe that our Board should be comprised of qualified individuals and structured in a way that promotes accountability and ensures that interest of directors and management are aligned with stockholder interests. They should have broad experience at the policy-making level in business, government or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on boards of other companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

The Nominating and Corporate Governance Committee of the Board is responsible for reviewing the qualifications and independence of the members of the Board and its various committees on a periodic basis as well as the composition of the Board as a whole. This assessment will include members’ qualification as independent, as well as consideration of diversity of race, ethnicity, gender, cultural background, age, skills, and experience in the context of the needs of the Board. Accordingly, when evaluating candidates for nomination as directors, the Nominating and Corporate Governance Committee will consider, and will ask any search firm that it engages to provide, women and minority candidates in the pool from which the Nominating and Corporate Governance Committee selects director candidates. Nominees for Directorship will be recommended to the Board by the Nominating and Corporate Governance Committee in accordance with the policies and principles in its charter.

The corporate governance guidelines of our Board provide that when the position of Chairman of the Board is not held by an independent director, the independent directors can appoint an independent director to serve as

Lead Director, who has various duties and responsibilities including (i) facilitating communication between the Chairman of the Board and the independent directors, (ii) convening and presiding over executive sessions of independent directors or over Board meetings if the Chairman is not present and (iii) serving as advisor on Board committees, among other duties and responsibilities.

Currently, Paul B. Murphy, Jr. serves as our Chief Executive Officer and as the Chairman of our Board, Joseph W. Evans serves as Vice Chairman of our Board, and William B. Harrison, Jr. has been designated to serve as the Lead Director.

Our Chief Executive Officer is generally in charge of our business affairs, subject to the overall direction and supervision of the Board and its committees, and is the only member of our management team that serves on the Board. Our Board believes that combining the roles of Chairman of the Board and Chief Executive Officer, having an independent Vice Chairman of the Board and appointing a Lead Director is the most effective board leadership structure for us and that it provides an effective balance of strong leadership and independent oversight. Having one individual serve as both Chief Executive Officer and Chairman contributes to and enhances the Board’s efficiency and effectiveness, as the Chief Executive Officer is generally in the best position to inform our independent directors about our operations, the competitive market and other challenges facing our business. Our Board believes that the Chief Executive Officer is in the best position to most effectively serve as the Chairman of the Board for many reasons as he is closest to many facets of our business, and has frequent contact with our customers, regulators and other stakeholders in our business. The Board believes that combining roles of Chief Executive Officer and Chairman of the Board also promotes timely communication between management and the Board on critical matters, including strategy, business results and risks because of Mr. Murphy’s direct involvement in the strategic and day-to-day management of our business.

Board Oversight of Risk Management

Our Board believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our Board, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our Board assuming a different and important role in overseeing the management of the risks we face.

The Risk Committee of our Board oversees our enterprise-wide risk management framework, which establishes our overall risk appetite and risk management strategy and enables our management to understand, manage and report on the risks we face. Our Risk Committee also reviews and oversees policies and practices established by management to identify, assess, measure and manage key risks we face, including the risk appetite metrics developed by management and approved by our Board. The Audit Committee of our Board is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting), reviewing and discussing generally the identification, assessment, management and control of our risk exposures on an enterprise-wide basis and engaging as appropriate with our Risk Committee to assess our enterprise-wide risk framework. The Compensation Committee has primary responsibility for risks and exposures associated with our compensation policies, plans and practices regarding both executive compensation and the compensation structure generally. In particular, our Compensation Committee, in conjunction with our Chief Executive Officer and other members of our management as appropriate, reviews our incentive compensation arrangements to ensure these programs are consistent with applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk-taking by our employees. The Nominating and Corporate Governance Committee oversees risks associated with the independence of our Board and potential conflicts of interest.

Our senior management is responsible for implementing and reporting to our Board regarding our risk management processes, including by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis. Our senior management is also responsible for creating and recommending to our Board for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.

The role of our Board in our risk oversight is consistent with our leadership structure, with our Chief Executive Officer and the other members of senior management having responsibility for assessing and managing our risk exposure, and our Board and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.

Board Committees

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee. The responsibilities of these committees are described below. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable laws and regulations and our corporate governance documents. The following table summarizes the membership of each of the committees of the board of directors:

Director Name	Audit Committee	Compensation Committee	Nominating and Governance Committee	Risk Committee
Paul B. Murphy, Jr.				Member
William B. Harrison, Jr.	Member	Chairperson	Chairperson
Robert K. Steel(1)	Member	Member	Member	Chairperson
J. Richard Fredericks	Chairperson	Member	Member	Member
Scott M. Stuart		Member	Member
Joseph W. Evans			Member	Member
J. Thomas Wiley, Jr.				Member
Virginia A. Hepner	Member
Precious W. Owodunni				Member
Marc J. Shapiro		Member(2)

(1)	Mr. Steel is not standing for re-election at the Annual Meeting.
(2)	Mr. Shapiro was appointed as a member of the Compensation Committee effective February 26, 2019.

Audit Committee. The Audit Committee assists the board of directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors and risk assessment and risk management. Among other things, the Audit Committee:

•	annually reviews the Audit Committee charter and the committee’s performance;

•	appoints, evaluates and determines the compensation of our independent auditors;

•

reviews and approves the scope of the annual audit, the audit fee, the financial statements, significant accounting policy changes, material weaknesses identified by outside auditors or Internal Audit and risk management issues;

•	prepares the Audit Committee report for inclusion in our proxy statement for our annual meeting;

•	reviews disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information;

•	oversees investigations into complaints concerning financial matters, if any; and

•	reviews other risks that may have a significant impact on our financial statements.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. The charter is available on our website at www.cadencebancorporation.com. The Audit Committee held its first meeting on February 6, 2018 and met an aggregate of 7 times in 2018.

Compensation Committee. The Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of the executives and directors. Among other things, the Compensation Committee:

•	evaluates human resources and compensation strategies;

•	reviews and approves objectives relevant to executive officer compensation;

•	evaluates performance and determines the compensation of the Chief Executive Officer in accordance with those objectives;

•	approves any changes to non-equity-based benefit plans involving a material financial commitment;

•	recommends to the board of directors compensation for directors;

•	prepares the Compensation Committee report required by SEC rules to be included in our Annual Report on Form 10-K; and

•	evaluates performance in relation to the Compensation Committee charter.

The Compensation Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. The charter is available on our website at www.cadencebancorporation.com. The Compensation Committee held its first meeting on February 6, 2018 and met an aggregate of 4 times in 2018.

Our Chief Executive Officer, in conjunction with members of the Compensation Committee and the Human Resources Division, develops recommendations regarding the appropriate mix and level of compensation for our named executive officers (other than himself). The recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. The Chief Executive Officer meets with the Compensation Committee to discuss the compensation recommendations for the other named executive officers. Our Chief Executive Officer does not participate in Compensation Committee discussions relating to his compensation.

In 2018, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), as its outside independent compensation consultant. The Compensation Committee’s consultant regularly attends committee meetings and executive sessions as requested by the Compensation Committee’s chair. Pearl Meyer made recommendations with respect to executive compensation under its engagement by the Compensation Committee. Its tasks also included reviewing, validating and providing input on information, programs and recommendations made by management.

Pearl Meyer attends meetings of the Compensation Committee as requested and also communicates with the Compensation Committee outside of meetings. Pearl Meyer reports to the Compensation Committee rather than to management, although representatives of the firm may meet with members of management, including our Chief Executive Officer and executive leadership team members, for purposes of gathering information on proposals that management may make to the Compensation Committee.

In 2018, Pearl Meyer evaluated executive compensation relative to peer data. The Compensation Committee may replace its compensation consultant or hire additional advisors at any time.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for making recommendations to our board of directors regarding candidates for directorships, and the size and composition of our board of directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting, and making recommendations to our board of directors concerning governance matters. Among other things, the Nominating and Governance Committee:

•	identifies individuals qualified to be directors consistent with the criteria approved by the board of directors and recommends director nominees to the full board of directors;

•	ensures that the Audit and Compensation Committees have the benefit of qualified “independent” directors;

•	oversees management continuity planning;

•	leads the board of directors in its annual performance review; and

•	takes a leadership role in shaping the corporate governance of our organization.

The Nominating and Corporate Governance Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. The charter is available on our website at www.cadencebancorporation.com. The Nominating and Corporate Governance Committee held its first meeting on December 13, 2018 and met one time in 2018.

The Nominating and Corporate Governance Committee of the Board is also responsible for reviewing the qualifications and independence of the members of the Board and its various committees on a periodic basis as well as the composition of the Board as a whole. This assessment will include members’ qualification as independent, as well as consideration of diversity of race, ethnicity, gender, cultural background, age, skills, and experience in the context of the needs of the Board. Accordingly, when evaluating candidates for nomination as directors, the Nominating and Corporate Governance Committee will consider, and will ask any search firm that it engages to provide, women and minority candidates in the pool from which the Nominating and Corporate Governance Committee selects director candidates. Nominees for Directorship will be recommended to the Board by the Nominating and Corporate Governance Committee in accordance with the policies and principles in its charter.

Risk Committee. The Risk Committee is responsible for overseeing our enterprise-risk management policies, commensurate with our capital structure, risk profile, complexity, size and other risk-related factors. Among other things, the Risk Committee:

•	monitors our overall risk profile and reviews risk management policies;

•	monitors our process to identify, assess and manage risks that could prevent us from achieving our business objectives;

•	oversees actions relating to interest rate risk and liquidity risks;

•	oversees actions relating to the activities of our enterprise risk management oversight groups; and

•	facilitates communication among management, the board of directors and our enterprise risk management oversight groups.

The Risk Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. The charter is available on our website at www.cadencebancorporation.com. The Risk Committee held its first meeting on February 6, 2018 and met an aggregate of 4 times in 2018.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of the Company or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the board of directors, Compensation Committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines, which are accessible through our principal corporate website at www.cadencebancorporation.com under the Investor Relations tab, that set forth a framework within which our board of directors, assisted by board committees, will direct the Company’s affairs. These guidelines address, among other things, the composition and functions of our board of directors, director independence, compensation of directors, management succession and review, board committees and selection of new directors. Our board of directors has adopted a code of business conduct and ethics (the “Code of Ethics”) that applies to all directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics is available upon written request to Corporate Secretary, Cadence Bancorporation, 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056 or on our website at www.cadencebancorporation.com. If we amend or grant any waiver from a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8-K.

Stockholder Communications with the Board of Directors

Stockholders and any interested parties may communicate with the Board by sending correspondence addressed to the Board or one or more specific directors at the following address: Cadence Bancorporation, c/o the Secretary, 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056. All communications will be submitted by the Secretary to the relevant director or directors as addressed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND MANAGEMENT

As of March 19, 2019, we have 128,733,745 shares of our Class A common stock issued and outstanding.

The following table sets forth the beneficial ownership of our common stock, based on information provided to us or filed with the Securities and Exchange Commission (the “SEC”), as of March 19, 2019, by:

•	each of our directors, each of our executive officers, and all directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of 5% or more of our outstanding common stock.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC, subject to applicable community property laws. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right within 60 days after that date to acquire the securities through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement.

The percentages in the table below reflect beneficial ownership as determined in accordance with Rule 13d-3 under the Exchange Act and are based on 128,733,745 shares of our common stock outstanding as of March 19, 2019. Unless otherwise noted, the address for each stockholder listed on the table below is: c/o Cadence Bancorporation, 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056.

	Shares of Class A Common Stock Beneficially Owned	Total Shares of Common Stock Beneficially Owned
	Number	%
Name of Beneficial Owner
Greater than 5% stockholders
The Vanguard Group, Inc.(1)	12,855,162	9.99%
BlackRock, Inc.(2)	10,332,298	8.03%

Directors and Executive Officers
Joseph W. Evans	501,014	*
J. Richard Fredericks	103,000	*
William B. Harrison, Jr.	601,900	*
Virginia A. Hepner	9,984	*
Paul B. Murphy, Jr(3)(4)	500,817	*
Precious W. Owodunni	60	*
Marc J. Shapiro(5)	351,525	*
Robert K. Steel	569,659	*
Scott M. Stuart	809,092	*
J. Thomas Wiley, Jr.	489,660	*
David F. Black	48,921	*
R.H. Holmes, IV(3)	59,450	*
Jerry W. Powell(3)	18,895	*
Sheila E. Ray	40,439	*
Valerie C. Toalson(3)(6)	64,758	*
Samuel M. Tortorici(3)(7)	131,536	*
All directors and executive officers, as a group (16 persons)	4,299,210	3.34%

*	Less than 1%.
(1)

This information is pro forma numbers based solely on the Schedule 13G filed by The Vanguard Group with respect to Cadence Bancorporation on January 10, 2019, which reported sole voting power over 103,250 shares, shared voting power over 9,837 shares, shared dispositive power over 100,846 shares and sole dispositive power over 8,345,019 shares, and the Schedule 13G/A filed by The Vanguard Group with respect to State Bank Financial Corporation on February 11, 2019 as adjusted for the merger exchange ratio of 1.271, which reported sole voting power over 47,215 shares, shared voting power over 8,200 shares, sole dispositive power over 3,413,741 shares and shared dispositive power over 55,415 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(2)

This information is based solely on the Schedule 13G/A filed by BlackRock, Inc., on March 8, 2019, which reported sole voting power over 9,685,246 shares, and sole dispositive power over 10,332,298 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Includes shares of time vesting restricted stock for which executives receive dividend equivalents but do not have power to vote until vested: Murphy 174,770, Holmes 50,694, Powell 1,887, Toalson 46,666, and Tortorici 59,932.

(4)	Includes 1,309 shares owned by Platform Partner, LLC allocated to Mr. Murphy’s account.
(5)	Includes 2,000 shares owned by Mr. Shapiro’s sister, the beneficial ownership of which he disclaims.
(6)	Includes 1,500 shares owned by Ms. Toalson’s brother, the beneficial ownership of which she disclaims.
(7)	Includes 750 shares owned by Mr. Tortorici’s sister, the beneficial ownership of which he disclaims.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

2018 was an exceptional year for Cadence Bancorporation and its wholly owned subsidiary, Cadence Bank. It marked our first full year as a publicly traded company on the New York Stock Exchange. We reported record performance results and prepared for our significant merger with State Bank, which occurred on January 1, 2019. Our success in 2018 has been the culmination of a decade of teamwork across our organization, led by a senior leadership team committed to creating long-term value for our stockholders.

This Compensation Discussion and Analysis reviews the objectives and elements of the Company’s executive compensation program and discusses the 2018 compensation earned by our “named executive officers.” It also explains the actions the Compensation Committee took based on the Company’s unique circumstances as a newly publicly traded company and its ongoing commitment to ensure that our senior leadership team remains strong, stable, and focused on the aggressive growth and operational efficiency goals that will drive our future financial success.

Our named executive officers with policy-making authority, along with their titles, as of December 31, 2018 are noted below:

Name	Position
Paul B. Murphy, Jr.	Director, Chairman and Chief Executive Officer
Valerie C. Toalson	Executive Vice President, Chief Financial Officer
Samuel M. Tortorici	President
R. H. “Hank” Holmes, IV	Executive Vice President
Jerry W. Powell	Executive Vice President, General Counsel and Secretary

Executive Summary

2018 Compensation Decisions

In December of 2017, the Company engaged an independent compensation consultant, Pearl Meyer, to advise the Compensation Committee to help ensure that the Company was providing competitive compensation packages for executives. At that time, the analysis revealed, and, the Compensation Committee determined, that while the overall structure of our executive compensation program, which includes stockholder-friendly compensation governance practices and policies, was designed to be competitive with our peers, base compensation for the named executive officers was below the 25th percentile of its peer group. As a result, in February 2018, the Committee approved increases in executive base compensation to levels that were generally in line with the 25th percentile of its peer group and agreed to provide short-term incentives opportunities based on attainment of aggressive goals to provide a level of compensation closer to peer group medians.

During 2018, the Compensation Committee continued to monitor the rate at which the Company was growing and performing relative to its peers. By November of 2018, and after another compensation review by Pearl Meyer, it was determined that the Company’s performance exceeded its peer medians while at the same time growing at a higher rate than its peers. Additionally, the Company was in the process of acquiring State Bank. To this end, with support from Pearl Meyer, a new peer group was developed, which placed the Company near the median of the peer group’s asset size (including the impact of the State Bank acquisition). Base compensation levels of the Company executives remained well below the peer group’s levels, and, including expected short-term cash incentives, the Chief Executive Officer was below peer median total cash compensation for 2018.

One-Time Cash Awards: Right-Sizing Pay for Performance

Against this backdrop, the Compensation Committee approved one-time cash awards under the Cadence Bancorporation Executive Bonus Plan (“Bonus Plan”) for 2018. The purpose of these one-time awards was to help correct the legacy below market-level compensation structure and recognize the significant achievements of the current senior leadership team over that time:

Name	Specially Designated One Time Bonus($)
Paul B. Murphy, Jr.	2,000,000
Valerie C. Toalson	1,219,628
Samuel M. Tortorici	1,594,898
R. H. “Hank” Holmes, IV	1,313,445
Jerry W. Powell	—

These cash awards were provided under the unique circumstances of the Company and are not part of the regular, ongoing executive compensation program.

The Compensation Committee also made the following decisions, based on performance and market practices, pertaining to the regular program for 2018:

2018 Compensation Decisions
Base Salary	Provided increases to base salaries for certain named executive officers to bring compensation levels closer to the median of the market.

Annual Cash Incentives

Established performance objectives for the 2018 annual cash incentive plan.

Cash incentive payments were awarded between 121.7% and 125.3% of target based on results relative to established performance objectives.

Long-Term Equity Incentives	The named executive officers received equity awards in 2018 and received payment according to vesting terms of the grant in 2015 under the Amended and Restated 2015 Omnibus Plan.

Employment Agreements	No changes were made.

2018 Business Performance Highlights

Our financial results in 2018 reflect record net income, strong growth in loans and core deposits, and effective expense management.

Strong Earnings Growth

•

Net income for 2018 totaled $166.3 million, a $63.9 million, or 62.4%, increase compared to $102.4 million for 2017. The primary drivers of the net increase included a $61.5 million increase in net interest income and a $35.5 million decrease in income taxes. The resulting earnings per diluted common share for 2018 was $1.97 compared to $1.25 for 2017.

•

Net interest income was $387.7 million for 2018, a $61.5 million, or 18.9%, increase compared to 2017. Our net interest margin increased 4 basis points to 3.61% from 3.57%. The increase in net interest income is primarily a result of our strong growth in our earning assets and asset sensitive balance sheet.

•

Annualized returns on average assets, common equity and tangible common equity(1) for 2018 were 1.45%, 12.07%, and 15.73%, respectively, compared to 1.02%, 8.16%, and 11.08%(1), respectively, for 2017. Adjusted annualized returns(1) on average assets, common equity, and tangible common equity for 2018 were 1.52%, 12.69%, and 16.54%, respectively, and exclude the impact of the certain non-routine items.

Expense Management

•

Our efficiency ratio(1) was 53.55% for 2018, an improvement over the 54.77% efficiency ratio for 2017. Our adjusted efficiency ratio(1) was 49.56% for 2018, an improvement over the 54.12% adjusted efficiency ratio for 2017. Adjusted efficiency ratios excluded the impact of the non-routine items.

Loan and Deposit Growth

•

Loan growth. Our total loans, net of unearned income, increased $1.8 billion, or 21.8%, from December 31, 2017 to $10.1 billion at December 31, 2018, which was driven by originated loan growth of $1.7 billion and approximately $214 million in acquired mortgage loans as a complement to our Community Reinvestment Act (CRA) lending. Our organic loan growth reflects increases in general C&I, commercial real estate, residential portfolios and small business lending.

•

Deposit growth. Total deposits increased $1.7 billion, or 18.8%, to $10.71 billion, at December 31, 2018, from $9.01 billion at December 31, 2017. Over the same period, noninterest-bearing deposits increased $211.3 million, or 9.4%. Interest-bearing deposits increased $1.49 billion, or 22.0%.

Stable Credit Quality

•

Asset quality remained relatively stable, as total nonperforming assets (“NPAs”) as a percent of total loans, OREO and other NPAs declined slightly ending the year at 0.82% compared to 0.85% as of December 31, 2017. NPAs totaled $82.4 million and $70.7 million as of December 31, 2018 and 2017, respectively.

•

Our allowance for credit losses increased $6.8 million, or 7.8%, from $87.6 million at December 31, 2017 to $94.4 million at December 31, 2018, and represented approximately 1.0% of total loans at December 31, 2018 and 2017. Net charge-offs were $5.9 million for the year or 6 basis points of average loans for a second year in a row.

(1)	See the section entitled “Non-GAAP Financial Measures” in our Annual Report on Form 10-K for a reconciliation of our non-GAAP financial measures to the most directly comparable GAAP financial measure.

Compensation Design and Governance Practices

The Compensation Committee has formulated our executive compensation program to align with the long-term interests of our stockholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What We Do
Pay-for-Performance	A significant portion of pay for our executive officers is subject to the attainment of key performance objectives.

Risk Management	We annually review our compensation programs to ensure that they do not encourage excessive risk-taking.

Caps on Annual Cash	Our annual cash incentive payments are subject to caps on amounts earned.

Incentive Payments Clawback	Our 2015 Amended and Restated Omnibus Incentive Plan provides for a clawback under applicable conditions as set by law and the Board.

Compensation Consultant	We engage an independent compensation consultant to assist in the development of our executive compensation program and to provide information on market trends and developments.

What We Don’t Do
Excise Tax Gross-Ups	We do not provide excise tax gross-ups on benefits under any employment or change in control provisions or agreements.

Excessive Perquisites	The perquisites offered to our executive officers are limited and primarily serve to enhance our executives’ business development activities.

Permit Hedging	Executives do not hedge Company securities.

Allow Unrestricted Pledging	Executives do not pledge securities.

Our Approach to Executive Compensation

As of January 1, 2019, the Company no longer qualified as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. As a result, in accordance with Section 14A of the Exchange Act, we are required to provide stockholders with the opportunity to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC (commonly known as “say-on-pay” votes).

The Compensation Committee believes that compensation of our named executive officers in fiscal 2018 met the objectives of our program, which were to foster long-term business success using a pay-for-performance philosophy intended to encourage performance and growth, to attract and retain experienced executives in a competitive environment and to align our named executive officers’ interests with those of our stockholders.

Although the shareholder vote on executive compensation is advisory, we will take the results of the “say-on-pay” vote into consideration and will continue to engage our stockholders to understand their perspectives on our executive compensation policies and practices, corporate governance practices, and other matters of stockholder interest.

What Guides Our Program

Philosophy and Objectives of Executive Compensation

The Compensation Committee has established the following compensation philosophy and seeks to make decisions consistent with the following objectives:

•	encourage achievement of our long-range objectives by relating compensation to achievement of internal strategic objectives;

•	establish compensation policies, benefit programs, and guidelines that will attract and retain qualified executives through a level of compensation that is competitive within the banking industry;

•

promote a direct relationship between compensation and our performance and to build long-term value for stockholders by facilitating executive officer stock ownership through restricted stock and other equity-based incentive awards; and

•	plan for, justify, and control total compensation costs.

Elements of Compensation

Our executive compensation program is designed to support the alignment of pay with performance and encourage the creation of long-term stockholder value with appropriate risk management. Accordingly, our program includes a balance of fixed and performance-based pay, cash and equity compensation, absolute and relative performance goals, and short- and long-term incentive compensation. The primary components of our

2018 named executive officer compensation, as well as the key features of each component, are included in the table below:

Component	Objective	Link to Performance	Fixed or Performance- Based	Short- or Long-Term
Base Salary	• Attract and retain qualified executives • Provide a measure of income stability to allow executives to focus on execution of our strategic goals	• Based on each executive’s performance of internal strategic objectives and responsibilities.	Fixed	Short-Term

Annual Cash Incentive Payments	• Focus management on achievement of our financial and operational objectives • Attract and retain qualified executives	• Earned incentives are l00% based on quantitative performance objectives important to our near-term financial success.	Performance	Short-Term

Long-Term Incentive Program

•  Attract and retain qualified executives

•  Align executive and stockholder goals by providing management with a direct interest in our future success

•  Reward achievement of sustained long-term performance while providing adequate exposure to equity performance risk

		• One half of the awards granted will vest only if pre-established performance targets are met and the executive continues service with the Company. • One half of the grants vest with time.	Performance	Long-Term

Compensation Mix

Our executive compensation structure is heavily weighted toward variable pay based on performance and equity grants that also include performance elements. The following chart reflects the breakout of the two major components of compensation for our executive officers.

Paul B. Murphy Jr., CEO	Average other NEO’s

Process for Determining Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee is responsible for administering our executive compensation program in a manner consistent with our compensation philosophy. Details of the Compensation Committee’s authority and responsibilities are specified in its charter, which may be accessed at our website, www.cadencebancorporation.com, by clicking “Investor Relations,” followed by “Governance” and then “Board Committees.”

Under the Compensation Committee’s charter, it has authority to review and approve the total compensation, including salary, bonus incentive, benefits, and other compensation, of the Chief Executive Officer and all other executive officers of the Company.

The Compensation Committee conducts an annual evaluation of the Chief Executive Officer’s performance and determines his compensation in executive sessions without the Chief Executive Officer present. Our Chief Executive Officer evaluates the performance of our other named executive officers and presents his conclusions and recommendations to the Compensation Committee. The Compensation Committee retains absolute discretion as to whether it approves the recommendations of the Chief Executive Officer or makes adjustments, as it deems appropriate.

Role of Management

Our Chief Executive Officer and other members of executive management and the Compensation Committee work together to establish, review, and evaluate performance goals for our performance-based incentive plans. While these executives provide input into our strategic goals for future performance periods, the Compensation Committee carefully reviews recommended goals before giving its final approval, and it evaluates and determines whether such performance goals have been achieved. We believe this process ensures that goals will be appropriately balanced between short- and long-term incentives and will be motivating and challenging but also attainable.

Role of Our Compensation Consultants

The Compensation Committee has the authority under its charter to appoint, select, obtain advice from, retain, terminate, and approve the fees and other retention terms of advisors (including compensation consultants). For 2018, the committee continued its engagement of Pearl Meyer as its independent compensation consultant. In this role, Pearl Meyer provided the Compensation Committee with market data, analysis, and advice regarding the compensation of our independent directors, named executive officers, and our other executive officers, which was used by the Compensation Committee in making the majority of its compensation-related decisions in 2018. Pearl Meyer reports directly to the Compensation Committee and does not provide any additional services to management. The Compensation Committee has conducted an independence assessment of Pearl Meyer in accordance with SEC rules.

Role of Peer Market Data

The Compensation Committee considers several factors when determining executive compensation, including peer market data. Pearl Meyer provided the committee with data on market compensation levels for similarly-sized banks based on a peer group and survey data. The peer group included the following 19 companies which are comparable to us in terms of asset size and business model. Cadence’s assets were aligned with the median of the peer group.

Texas Capital Bancshares, Inc.	Webster Financial Corporation	PacWest Bancorp
Pinnacle Financial Partners, Inc.	TCF Financial Corporation	Western Alliance Bancorporation
UMB Financial Corporation	Chemical Financial Corporation	Fulton Financial Corporation
Old National Bancorp	Simmons First National Corporation	Hope Bancorp, Inc.
First Midwest Bancorp, Inc.	Hilltop Holdings Inc.	Columbia Banking System, Inc.
United Community Banks, Inc.	First Interstate BancSystem, Inc.	Great Western Bancorp, Inc.
Cathay General Bancorp

While the Compensation Committee referenced the market data when evaluating compensation, it is not the only element considered. The Compensation Committee also considers performance for the executives and respective lines of business.

Our 2018 Executive Compensation Program In Detail

Base Salary

The Compensation Committee intends for the base salary of our named executive officers to provide a base level of pay for the services they provide that is competitive with comparable financial institutions.

The Compensation Committee annually reviews each executive officer’s base salary and can increase his or her salary based on performance and in compliance with regulatory standards. The Compensation Committee receives market comparison from its compensation consultant. Based on this review, the Compensation Committee established the base salaries of each of the named executive officers for 2018 as shown in the table below. These increases were approved by the Compensation Committee to better align compensation with the 25th percentile of the market:

Name	2017 Base Salary ($)	2018 Base Salary ($)	Percent Change from 2017 Base Salary
Paul B. Murphy, Jr.	675,000	730,000	8.2%
Valerie C. Toalson	350,000	375,000	7.2%
Samuel M. Tortorici	425,000	450,000	5.9%
R. H. “Hank” Holmes, IV	375,000	400,000	6.7%
Jerry W. Powell	282,500	285,000	0.9%

Annual Cash Incentive Payments (the “Bonus Plan”)

Annual cash incentive compensation is an integral component of our total compensation program that links executive decision-making and performance with our annual strategic objectives. We use this component to focus management on our most important near-term priorities—financial, operating, compliance, and safety and soundness—that support our overall strategy and build stockholder value. The Bonus Plan is intended to provide an incentive for superior work and to motivate eligible executives of the Company toward even greater achievement and business results, to tie their goals and interests to those of ours and our stockholders, and to enable us to attract and retain highly qualified executives.

The Compensation Committee (with input from our Chief Executive Officer or his designees) establishes threshold, goal, and above goal performance levels and weights for each selected performance objective under the Bonus Plan. The weight, stated as a percentage, indicates the maximum percentage of the total potential threshold, goal, or above goal incentive payment that can be earned for achieving each performance objective at the set threshold, goal, and above goal performance levels. Threshold represents the minimum level of performance at which, if achieved, a payment is earned on each performance objective. If performance is below the threshold level for any particular performance objective, no payment will be earned; however, payment will be earned for other performance objectives that are achieved at least at a threshold level of performance. Above goal represents the maximum level of performance at which, if achieved, a payment is earned on each performance objective. If performance exceeds the above goal level for any performance objective, no further incentive above the above goal incentive for such performance objective is earned.

Performance	Goal Attainment	Payout Factor
Below Threshold	<70%	0%
Threshold	70%	25%
Goal	100%	100%
Above Goal	120%	150%

Under the Bonus Plan, the amount of each named executive officer’s potential incentive payment that can be earned at the threshold, goal, and above goal levels is determined as a percentage of the named executive officer’s base salary. For 2018, each named executive officer’s potential incentive payment at the threshold, goal, and above goal levels, expressed as a percentage of their base salary and as a dollar amount, were as follows:

Name	Target as a % of Base	Threshold (%)	Threshold Incentive Payment ($)	Goal (%)	Goal Incentive Payment ($)	Above Goal (%)	Above Goal Incentive Payment ($)
Paul B. Murphy, Jr.	125%	25%	228,125	100%	912,500	150%	1,368,750
Valerie C. Toalson	100%	25%	93,750	100%	375,000	150%	562,500
Samuel M. Tortorici	100%	25%	112,500	100%	450,000	150%	675,000
R. H. “Hank” Holmes, IV	100%	25%	100,000	100%	400,000	150%	600,000
Jerry W. Powell	50%	25%	35,625	100%	142,500	150%	213,750

Actual performance between threshold, goal, and above goal performance levels is interpolated to determine the amount of payment based on relative achievement of the performance objectives.

Under the Bonus Plan, as soon as practicable at the beginning of each fiscal year, the Compensation Committee, in consultation with our Chief Executive Officer or his designees, selects key measurable performance objectives, which will be used to determine the actual incentive cash payment to be awarded to our executive officers upon the achievement of the selected performance objectives to include corporate net income (as described below) and other individual goals. Individual goals included individual performance measures relating to transparency in board reporting, overall organizational leadership, maintaining satisfactory relationships with regulators, and overall goals within their direct reporting units. Additionally, Mr. Holmes and Mr. Powell have goals pertaining specifically to their lines of business. Weighting for each executive for the various performance objectives follows:

Name	Corporate Net Income	Individual Objectives	Line of Business Revenue, Growth	Line of Business Efficiency
Paul B. Murphy, Jr.	75%	25%
Valerie C. Toalson	75%	25%
Samuel M. Tortorici	75%	25%
R. H. “Hank” Holmes, IV	60%	15%	25%
Jerry W. Powell	50%	20%		30%

Accordingly, in determining the actual incentive compensation earned by our named executive officers, the Compensation Committee approved awards based on an interpolation between the total potential threshold incentive and the total potential goal incentive. The corporate adjusted net income attainment was 111.6% of the goal. The corporate goal for the adjusted net income was $157.09 million and company performance was $175.26 million, which is 111.6% of target. Messrs. Murphy, Tortorici, and Holmes and Ms. Toalson attained 100% of the target for individual objectives. Mr. Holmes attained 112.6% of goal in relation to his Line of Business objectives, which pertain primarily to revenue and growth factors. Mr. Powell was awarded 90.5% of goal for his Line of Business efficiency objective. The Compensation Committee also adjusted his individual goal attainment to 178% of goal related to successful execution of the merger and secondary offerings. The percentage awarded to each named executive officer for each goal and our named executive officers’ annual incentive payments earned for 2018 are noted in the tables below, along with the percentage of the total target incentive each named executive officer achieved.

Name	Corporate Net Income %	Individual Objectives (%)	Line of Business Revenue and Growth (%)	Line of Business Efficiency	Percentage of Goal Incentive Payment (%)	Actual Incentive Payment ($)
Paul B. Murphy, Jr.	96.7%	25.0%			121.7%	1,110,373
Valerie C. Toalson	96.7%	25.0%			121.7%	456,318
Samuel M. Tortorici	96.7%	25.0%			121.7%	547,581
R. H. “Hank” Holmes, IV	77.4%	15.0%	32.9%		125.3%	501,015
Jerry W. Powell	64.5%	35.5%		22.8%	122.8%	175,000

The Compensation Committee will, on an annual basis, continue to review its annual cash incentive plans and award measurement methods and update the Bonus Plan as warranted to maintain the effectiveness of the plan as a key performance-based component of our overall executive compensation program. The Compensation Committee expects that the selected objectives, performance measures, and thresholds will continue to evolve based on our strategic objectives, market conditions, new regulations, and the regulatory review process.

Long-Term Incentive Program

Our compensation philosophy strongly embraces the concept that management works in the best interests of stockholders when management also has an ownership stake in the Company. We have used the equity grant alternatives under our Amended and Restated Cadence Bancorporation 2015 Omnibus Incentive Plan, which we refer to as the “2015 Omnibus Plan,” to support this philosophy.

In general, we have implemented equity-based incentives to:

•	encourage management to continue in the long-term service of the Company;

•	give management a more direct interest in the future success of the operations of the Company;

•	attract outstanding individuals for leadership positions; and

•	retain and motivate those individuals by providing awards for superior performance, increase in responsibilities, or expansion of roles.

2018 Equity Grants

In 2018, our named executive officers received restricted stock grants that vest over a three-year period. One-half of the grant will vest ratably over the three years if the executive is employed on the anniversary date of the grant each year. The other half will vest at the end of three years depending on performance against specific objectives (“performance shares”). The performance shares may vest within a range of 0% to 200% of the number of target shares depending upon performance results.

Two objectives were set for the performance factors in the 2018 grant: (i) Cumulative Earnings Per Share (“EPS”) and (ii) Return on Average Tangible Common Equity (“ROATCE”). EPS measures the portion of the Company’s profit allocated to each outstanding share of common stock. Cumulative EPS will be determined by adding the Company’s reported EPS for each year, 2018 through 2020. ROATCE measures net income available to common stockholders as a percentage of average total common equity reduced by intangible assets. ROATCE relative performance will be measured over the entire performance period as compared to the compensation peer group established at the beginning of the performance period. The performance factors and vesting targets are as follows:

	Threshold	Target	Outstanding
Cumulative EPS	$5.62	$6.24	$6.86
ROATCE	Peer group 25th percentile	Peer group 50th percentile	Peer group 100th percentile
Award Value as % of Target Shares	25%	100%	200%

Vesting of Previous Awards

During 2018, a long-term incentive grant awarded in 2015 vested. One half of the award was equity based and tied to the value of Phantom A Units at vesting. The value of a Phantom A Unit at vesting was $1,691.62. The other half of the grant was tied to a performance factor. This factor was contingent upon attainment of a cumulative three-year adjusted GAAP pre-tax, pre-loan provision income goal of $430 million, with an actual attainment of $444.03 million or 108.15% of goal. Based on performance, the named executive officers received the following payments:

Name	Target Phantom A Unit Value ($)	Payout Phantom A Unit Factors ($)(1)	Target Performance Factors ($)	Payout Performance Factors ($)(2)
Paul B. Murphy, Jr.	250,000	419,217	250,000	270,375
Valerie C. Toalson	75,000	125,772	75,000	81,113
Samuel M. Tortorici	150,000	251,527	150,000	162,225
R. H. “Hank” Holmes, IV	87,500	146,731	87,500	94,631
Jerry W. Powell	37,500	62,878	37,500	40,556

(1)

The value of Phantom A shares is based on the number of units at 1,691.62 per unit. Units granted, rounded to the nearest whole unit were as follows: Murphy 248, Toalson, 74, Tortorici 149, Holmes 87 and Powell 37. Units are also reflected in a table included in the section Options Exercised and Stock Vested During Fiscal 2018 elsewhere in this proxy statement.

(2)	Values earned are also included on the Summary Executive Compensation Table in the Non-Equity Incentive Plan Compensation column elsewhere in this proxy statement.

Other Programs, Policies, and Guidelines

Retirement Plans

Cadence Bank 401(k) Plan

Our named executive officers are each eligible to participate in our 401(k) plan, which is designed to provide retirement benefits to all eligible full-time and part-time employees. Our 401(k) plan provides employees with the opportunity to save for retirement on a tax-deferred basis, and permits employees to defer between 1% and 50% of eligible compensation, subject to statutory limits. Participants who are at least 50 years old are also entitled to make “catch-up” contributions, subject to certain limitations. Under the 401(k) plan, we are permitted to make both discretionary matching contributions and discretionary profit-sharing contributions. Any discretionary matching contributions vest immediately, while any discretionary profit-sharing contributions vest in equal installments over five years, subject to continued employment. Employees are fully vested in any contributions they make immediately. During fiscal years 2018 and 2017, we made matching contributions to all participants equal to the participant’s elective deferrals of up to 100% of the first 3% of their eligible earnings and 50% of the next 2% of their eligible earnings. We also made a one-time discretionary match of 0.05% on 6% of the eligible earnings during 2018 for all employees.

Cadence Bancorporation Deferred Compensation Plan

The Cadence Bancorporation Deferred Compensation Plan, which we refer to as our “Deferred Compensation Plan,” is a nonqualified deferred compensation plan that permits key management officers and employees of the Company and its affiliates to defer income beyond the amounts permitted under the Company’s 401(k) plan. Under the Deferred Compensation Plan, a participant may elect to defer an amount not to exceed 25% of his or her basic compensation (i.e., base salary and any commissions) and up to 100% of his or her bonus, subject to certain limitations, until a fixed future date or his or her retirement. In our sole discretion, we may make additional contributions to participants’ accounts, which need not be uniform among participants. Any such contributions we make may be subject to vesting and forfeiture. No executives participated in the Deferred Compensation Plan nor did we make any discretionary contributions during fiscal 2018 under the Deferred Compensation Plan. We have also established a rabbi trust with respect to our Deferred Compensation Plan to which we contribute participants’ deferred amounts and any amounts contributed by us to the participants’ accounts. The Cadence Bancorporation Deferred Compensation Plan does not provide for above-market or preferential earnings.

Employment Agreements

As described below under “Executive Compensation—Employment Agreements with Named Executive Officers,” we have entered into employment or change of control agreements with our named executive officers. Our employment and change of control agreements are designed to encourage and reinforce the continued attention and dedication of our named executive officers to their assigned duties without undue concern regarding their job security.

Other Compensation and Benefits

Perquisites

The Company does not provide extensive perquisites to its executive officers, and those perquisites offered are business-related and granted to facilitate the efficiency and productivity of our executive officers. The total value of all perquisites provided to each of our named executive officers in 2018 was less than $71,000, except with respect to Mr. Tortorici who received a relocation reimbursement of $90,578 in connection with his relocation to Atlanta, Georgia from Birmingham, Alabama following our acquisition of State Bank, in addition to a relocation bonus of $70,773.

Health and Welfare Plans

Our named executive officers are eligible to participate in our company-provided benefit plans and programs, including medical, life, and disability plans, on the same basis as other salaried, full-time employees.

Employee Stock Purchase Plan

In 2018, we adopted (and our stockholders approved) the 2018 Employee Stock Purchase Plan, which we refer to as the “ESPP,” an employee stock purchase plan intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. Our named executive officers are eligible to participate in the ESPP on the same basis as other salaried, full-time employees of the Company.

Recovery and Recoupment Provisions

The 2015 Omnibus Plan provides that all awards granted under the 2015 Omnibus Plan will be subject to any clawback, recoupment, or forfeiture provisions required by applicable law as in effect from time to time, or otherwise adopted by our Board of Directors (or a committee thereof). We intend to adopt a recoupment policy, which will include provisions to comply with the “clawback” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, after the SEC issues the applicable rules.

Effect of Compensation Policies and Practices on Risk Management and Risk-Taking Incentives

The Compensation Committee annually reviews, along with the assistance of members of senior management, our compensation and incentive plans, policies, and programs made available to our named executive officers and to all other employees of the Company to seek to ensure that they do not provide incentives to the Company’s employees to take risks that are reasonably likely to have a material adverse effect on the Company. In connection with this review, the Compensation Committee reviews the Company’s compensation strategy and risk mitigation components of the incentive plans and policies to ensure the appropriate balance of compensation opportunities and risk. The Compensation Committee also reviews the performance measurements and criteria used for determining the amount of awards earned under the various incentive plans, in addition to general administrative guidelines. None of our incentive plans for our retail or commercial bankers reward employees based on volume of accounts established. Instead, those incentive plans focus on net contribution margin, deposit growth, loan growth, other revenue generated and referrals to other Company lines of business, as appropriate for each employee’s roles and responsibilities.

Based on our review, we believe that our compensation policies and practices are consistent with those of similar bank holding companies and their banking subsidiaries and are intended to encourage and reward performance that is consistent with sound practice in the industry. Our incentive plans provide employees with appropriate incentives that balance risk and reward, are compatible with effective controls and risk management, and are supported by strong corporate governance, including active and effective oversight by management and our Board of Directors.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section contained in this proxy statement with our management. Based upon that review and those discussions, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

William B. Harrison, Jr. (Chairman)
J. Richard Fredericks
Robert K. Steel
Scott M. Stuart

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation we paid to our named executive officers for the years ended December 31, 2018, 2017, and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Paul B. Murphy, Jr.	2018	730,000	2,000,000	912,500	1,380,748	70,324	5,093,572
Chief Executive Officer	2017	675,000	1,160,156	250,000	—	29,229	2,114,385
	2016	625,000	765,625	1,137,432	—	50,220	2,578,277

Valerie C. Toalson	2018	375,000	1,219,628	375,000	537,431	18,311	2,525,370
Executive Vice President,
Chief Financial Officer(5)

Samuel M. Tortorici	2018	450,000	1,665,869	450,000	709,806	107,720	3,383,395
President	2017	425,000	584,375	150,000	121,245	12,374	1,292,994
	2016	425,000	416,500	674,742	—	12,141	1,685,261

R. H. “Hank” Holmes, IV	2018	400,000	1,314,245	400,000	595,646	35,048	2,744,939
Executive Vice President	2017	375,000	502,879	125,000	70,726	30,827	1,104,432
	2016	350,000	389,000	519,641	—	34,683	1,371,767

Jerry W. Powell	2018	285,000	—	100,000	215,556	25,650	626,206
Executive Vice President,
General Counsel and
Secretary(5)

(1)

Amounts in this column reflect the specially designated bonus under the Executive Bonus Plan, granted to our named executive officers in 2018 and other bonus payments related to each of the fiscal years, 2016 and 2017. See “Compensation Discussion and Analysis—One-Time Cash Awards: Right-Sizing Pay for Performance” and “Elements of Compensation—Annual Cash Incentive Payments” elsewhere in this proxy statement. For Mr. Tortorici, the 2018 amount also reflects a one-time relocation bonus of $70,771 that was paid in connection with his relocation to Atlanta, Georgia following our acquisition of State Bank and $200 in incentive referrals. For Mr. Holmes, in 2018, the amount also includes $800 in incentive referrals and the amount for 2016 also includes loan forgiveness of $54,000.

(2)

Amounts in this column represent the aggregate grant date fair values of awards granted during the fiscal years ended December 31, 2018, 2017, and 2016, computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in calculating the amounts for fiscal years 2018, 2017, and 2016, see Note 22 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. For 2018, this column reflects the grant date fair value for both grants of time-based restricted stock units and grants of performance-based restricted stock units awarded to our named executive officers during that period. The value of the performance-based restricted stock units for 2018 has been determined based on an assumed vesting at target levels. The following is the maximum grant date fair value for each of the following named executive officers if, due to the Company’s performance during the applicable performance cycle, the performance-based restricted stock units vest at their maximum level: Mr. Murphy, $912,500; Ms. Toalson, $375,000; Mr. Tortorici, $450,000; Mr. Holmes, $400,000; and Mr. Powell, $100,000.

(3)

For 2018 and 2017, amounts in this column reflect long-term cash performance awards granted under the Cadence Bank 2013 Long-Term Incentive Plan in 2015 and 2014 that vested in 2018 and 2017, respectively. Additionally, for 2018, the amounts include annual cash incentive payments. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Payments” elsewhere in this proxy statement. No amounts were payable with respect to long-term cash performance cash award granted under the Cadence Bank 2013 Long-Term Incentive Plan in 2016.

(4)	The amounts in this column for 2018 consisted of the following:

Name	Country Club	Auto Allowance	Split-Dollar Earnings	401(k) Match	Life Insurance	Dividend Equivalents	Other(a)	Total
Paul B. Murphy, Jr.	43,327	6,000	615	11,000	2,064	7,318	—	70,324
Valerie C. Toalson	2,600	—	—	11,000	1,104	3,007	600	18,311
Samuel M. Tortorici	—	—	430	11,000	1,104	3,608	91,578	107,720
R. H. “Hank” Holmes, IV	13,820	6,000	300	11,000	720	3,208	—	35,048
Jerry W. Powell	—	6,000	1,595	11,000	5,753	802	500	25,650

(a)

Amounts in this column include $90,578 to reimburse Mr. Tortorici for the direct expenses that were incurred as a result of his move to Atlanta, Georgia in 2018 and $1,000 in matching contributions to a Health Savings Account. For Ms. Toalson and Mr. Powell, amounts include the matching contributions to a Health Savings Account.

(5)	Ms. Toalson and Mr. Powell first became named executive officers in fiscal 2018.

Grants of Plan-Based Awards in Fiscal 2018

The table below provides information regarding equity and non-equity incentive awards granted to our named executive officers in 2018.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul B. Murphy, Jr.		228,125	912,500	1,368,750
	4/2/18				4,304	17,217	34,434		456,250
	4/2/18							17,217	456,250
Valerie C. Toalson		93,750	375,000	562,500
	4/2/18				1,769	7,075	14,151		187,500
	4/2/18							7,075	187,500
Samuel M. Tortorici		112,500	450,000	675,000
	4/2/18				2,123	8,491	16,981		225,000
	4/2/18							8,491	225,000
R. H. “Hank” Holmes, IV		100,000	400,000	600,000
	4/2/18				1,887	7,547	15,094		200,000
	4/2/18							7,547	200,000
Jerry W. Powell		35,625	142,500	213,750
	4/2/18				472	1,887	3,774		50,000
	4/2/18							1,887	50,000

(1)

Amounts shown under Estimated Future Payouts under Non-Equity Incentive Plan Awards represent the threshold, target, and maximum payment level under the Bonus Plan for 2018. If the threshold level is not attained, no bonus is paid under the Bonus Plan.

(2)

Amounts shown under Estimated Future Payouts under Equity Incentive Plan Awards represent the threshold, target, and maximum payment levels for performance-based restricted stock unit awards granted in 2018, as described in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Program—2018 Equity Grants” elsewhere in this proxy statement.

(3)

Amounts in this column represent time-based restricted stock unit awards granted to the named executive officer in 2018, as described in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Program—2018 Equity Grants” elsewhere in this proxy statement.

(4)

Represents the aggregate grant date fair values of awards granted during the fiscal year ended December 31, 2018, computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in calculating the amounts for fiscal years 2018, 2017, and 2016, see Note 22 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The value of the performance-based restricted stock unit awards has been determined based on an assumed vesting of 100% of the target performance-based restricted stock units awarded, which is the performance the Company believed as of the grant date was most likely to be achieved under the grants.

Employment Agreements with Named Executive Officers

We have entered into employment agreements with each of our named executive officers other than Mr. Powell (who is party to a change of control agreement). The following is a summary of the material terms of each such agreement.

Paul B. Murphy, Jr.

On February 1, 2015, we entered into an employment agreement with Mr. Murphy pursuant to which he serves as our Chief Executive Officer, a member of our board of directors, and as Chairman of the board of directors of Cadence Bank. The employment agreement provides for an initial term of one year and automatic annual renewals thereafter unless either party provides notice of non-renewal at least 90 days prior to the renewal date (in which case the term will end on the first anniversary of the renewal date). Under the employment agreement, Mr. Murphy is entitled to an annual base salary of no less than $625,000 and is eligible to receive an annual incentive payment for each fiscal year, with the target incentive opportunity being equal to 100% of his base salary (which opportunity was subsequently increased to 125% of his base salary) and the maximum incentive opportunity being equal to 150% of his base salary. Mr. Murphy is also eligible to receive employee benefits, fringe benefits, and perquisites in accordance with our established policies and to participate in equity or other long-term compensation programs at the discretion of the Compensation Committee of our board of directors. In addition, Mr. Murphy’s employment agreement provides for certain severance benefits in the event of a qualifying termination of employment and certain payments in connection with a “change in control” of the Company. See “—Potential Payments upon a Termination of Employment or a Change in Control” below.

Valerie C. Toalson

On February 1, 2015, we entered into an employment agreement with Ms. Toalson (which was amended and restated on March 14, 2017) pursuant to which she serves as Chief Financial Officer of the Company and Cadence Bank. The employment agreement provides for an initial term of one year and automatic annual renewals thereafter unless either party provides notice of non-renewal at least 90 days prior to the renewal date (in which case the term will end on the first anniversary of the renewal date). Under the employment agreement, Ms. Toalson is entitled to an annual base salary of no less than $350,000 and is eligible to receive an annual incentive payment for each fiscal year, with the target incentive opportunity being equal to 100% of her base salary. Ms. Toalson is also eligible to receive employee benefits, fringe benefits, and perquisites in accordance with our established policies and to participate in equity or other long-term compensation programs at the discretion of the Compensation Committee of our board of directors. In addition, Ms. Toalson’s employment agreement provides for certain severance benefits in the event of a qualifying termination of employment and certain payments in connection with a “change in control” of the Company. See “—Potential Payments upon a Termination of Employment or a Change in Control” below.

Samuel M. Tortorici

On February 1, 2015, we entered into an employment agreement with Mr. Tortorici (which was amended and restated on March 14, 2017) pursuant to which he serves as our President and the Chief Executive Officer of Cadence Bank. The employment agreement provides for an initial term of one year and automatic annual renewals thereafter unless either party provides notice of non-renewal at least 90 days prior to the renewal date (in which case the term will end on the first anniversary of the renewal date). Under the employment agreement, Mr. Tortorici is entitled to an annual base salary of no less than $425,000 and is eligible to receive an annual incentive payment for each fiscal year, with the target incentive opportunity being equal to 100% of his base salary and the maximum incentive opportunity being equal to 150% of his base salary. Mr. Tortorici is also eligible to receive employee benefits, fringe benefits, and perquisites in accordance with our established policies and to participate in equity or other long-term compensation programs at the discretion of the Compensation Committee of our board of directors. In addition, Mr. Tortorici’s employment agreement provides for certain severance benefits in the event of a qualifying termination of employment and certain payments in connection with a “change in control” of the Company. See “—Potential Payments upon a Termination of Employment or a Change in Control” below.

R. H. “Hank” Holmes, IV

On February 1, 2015, we entered into an employment agreement with Mr. Holmes (which was amended and restated on March 14, 2017) pursuant to which he serves as our Executive Vice President and the President of Cadence Bank. The employment agreement provides for an initial term of one year and automatic annual renewals thereafter unless either party provides notice of non-renewal at least 90 days prior to the renewal date (in which case the term will end on the first anniversary of the renewal date). Under the employment agreement, Mr. Holmes is entitled to an annual base salary of no less than $350,000 and is eligible to receive an annual incentive payment for each fiscal year, with the target incentive opportunity being equal to 100% of his base salary. Mr. Holmes is also eligible to receive employee benefits, fringe benefits, and perquisites in accordance with our established policies and to participate in equity or other long-term compensation programs at the discretion of the Compensation Committee of our board of directors. In addition, Mr. Holmes’s employment agreement provides for certain severance benefits in the event of a qualifying termination of employment and certain payments in connection with a “change in control” of the Company. See “—Potential Payments upon a Termination of Employment or a Change in Control” below.

Jerry W. Powell

Mr. Powell does not have an employment agreement; however, Mr. Powell is party to a change of control agreement, which provides for certain severance benefits in the event of a qualifying termination of employment following a change of control of the Company. See “—Potential Payments upon a Termination of Employment or a Change in Control” below.

Outstanding Equity Awards at Fiscal 2018 Year-End

The following table provides information regarding outstanding equity awards held by each of our named executive officers on December 31, 2018 (rounded to the nearest whole share or unit, as applicable). Except as otherwise indicated below, values are computed using a per share price of $16.78 (the closing price of our common stock on the New York Stock Exchange on December 31, 2018).

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul B. Murphy, Jr.	268	(1)	478,412
	12,500	(2)	209,750
	17,217	(3)	288,901
				17,217	(4)	288,901
Valerie C. Toalson	80	(1)	143,524
	5,000	(2)	83,900
	7,075	(3)	118,726
				7,075	(4)	118,726
Samuel M. Tortorici	161	(1)	287,047
	7,500	(2)	125,850
	8,491	(3)	142,472
				8,491	(4)	142,472
R. H. “Hank” Holmes, IV	94	(1)	167,444
	6,250	(2)	104,875
	7,547	(3)	126,642
				7,547	(4)	126,642
Jerry W. Powell	40	(1)	71,762
	1,875	(2)	31,463
	1,887	(3)	31,660
				1,887	(4)	31,660

(1)

Amounts listed are Phantom A units, which track the value of Class A units of Cadence Bancorp LLC, plus prior distributions, granted to our named executive officers under the Cadence Bank 2013 Long-Term Incentive Plan. See “—Cadence Bank 2013 Long-Term Incentive Plan” for more information. These Phantom A units will vest on April 1, 2019, subject to continued employment through the vesting date and accelerated vesting on a change in control. Values are computed based on a per unit value of Phantom A units of $1,787.48.

(2)

Amounts listed are cash-settled phantom Cadence shares, which track the value of our Class A common stock, granted to our named executive officers under the Cadence Bank 2013 Long-Term Incentive Plan. These cash-settled phantom Cadence shares will vest on April 1, 2020, subject to continued employment through the vesting date and accelerated vesting on a change in control.

(3)	Represents time-based restricted stock unit awards, which will vest in three equal increments on March 31 of the years 2019 through 2021, subject to continued employment.
(4)

Amounts listed are performance-based restricted stock unit awards, which will vest on March 31, 2021, subject to continued employment and the achievement of specified performance goals. The amounts reflect target performance level. This does not include performance-based restricted stock unit awards granted in 2016, which were forfeited as of December 31, 2018.

Options Exercises and Stock Vested During Fiscal 2018

The following table provides information with respect to the vesting of equity-based awards in the form of Phantom A Units held by our named executive officers in 2018. No stock options vested or were exercised in 2018.

	Stock Awards
Name	Number of Phantom A Units Vesting (#)	Value Realized on Vesting ($)
Paul B. Murphy, Jr.	248	419,217
Valerie C. Toalson	74	125,772
Samuel M. Tortorici	149	251,527
R. H. “Hank” Holmes, IV	87	146,731
Jerry W. Powell	37	62,878

Pension Benefits During Fiscal 2018

None of our named executive officers participate in defined benefit pension plans.

Nonqualified Deferred Compensation During Fiscal 2018

None of our named executive officers participate in nonqualified deferred compensation plans.

Potential Payments upon a Termination of Employment or Change in Control

Below we have described the severance and other change in control benefits to which our named executive officers would be entitled upon a termination of employment and in connection with a change in control.

Termination of Employment without Cause or Resignation with Good Reason

Employment Agreements with Messrs. Murphy, Tortorici, Holmes and Ms. Toalson

The employment agreements with each of Messrs. Murphy, Tortorici, Holmes and Ms. Toalson provide for severance benefits if we terminate the executive without “cause” or the executive resigns with “good reason” (as each of those terms is defined in the applicable employment agreement), which circumstances we refer to as a “qualifying termination of employment.” Upon a qualifying termination of employment, the executive will be entitled to the following payments and benefits under his or her employment agreement:

•	a lump sum cash payment consisting of accrued but unpaid base salary and unused vacation, which we refer to as the “accrued obligations”;

•	a lump sum cash payment consisting of any earned but unpaid annual incentive payment with respect to a completed fiscal year, which we refer to as the “unpaid incentive payment”;

•

cash severance equal to the product of (a) the sum of (i) the executive’s annual base salary and (ii) the executive’s target incentive payment for the fiscal year in which the termination occurs, and (b) two (one, in the case of Ms. Toalson), payable in 24 equal monthly installments (12 equal monthly installments in the case of Ms. Toalson);

•

certain life insurance and medical benefits for the executive and his dependents for 24 months (12 months, in the case of Ms. Toalson) following the date of termination of employment, which we refer to as the “health and welfare benefits”; and

•

to the extent not paid, any other amounts or benefits that the executive is required to be paid or eligible to receive under any other employee benefit plan of the Company or its affiliates, which we refer to as the “other benefits.”

Change of Control Agreement with Mr. Powell

Mr. Powell is not entitled to any compensation or benefits in the event of a qualifying termination of employment prior to a change of control under his change of control agreement.

For purposes of the employment agreements and the change of control agreement with Mr. Powell, “cause” generally means (a) intentional misconduct; (b) fraud, embezzlement, or intentional theft from Cadence (which, for purposes of the employment agreements, means the Company and Cadence Bank); (c) intentional wrongful damage to Cadence’s property; (d) intentional wrongful disclosure of material confidential information, trade secrets, or confidential business processes of Cadence; (e) an act leading to a conviction of (i) a felony or (ii) a misdemeanor involving moral turpitude; (f) willful engagement in illegal conduct or gross misconduct, either of which is demonstrably and not insubstantially injurious to Cadence; or (g) continued refusal to follow lawful directions of the executive’s supervisor (other than any such refusal resulting from incapacity due to physical or mental illness) after a written demand to follow such directions is delivered to the executive by our board of directors or Cadence, as applicable, that specifically identifies the manner in which our board of directors or Cadence, as applicable, believes the executive has refused to follow such directions.

For purposes of the employment agreements and the change of control agreement with Mr. Powell, “good reason” generally means the occurrence of any of the following without the written consent of the executive: (a) a material and adverse change in the executive’s position or a failure of Cadence to provide the executive with the authorities, responsibilities, and reporting relationships consistent with the executive’s position; (b) a material failure of Cadence to provide any compensation and benefits when due pursuant to the terms of the employment agreement; (c) a purported termination of the executive by Cadence other than as provided under the terms and conditions of the employment agreement; (d) a relocation of Cadence’s offices at which the executive is principally employed to a location more than 50 miles from such location, subject to certain exceptions for business travel; (e) a failure of the Company to require a successor to assume the employment agreement; or (f) Cadence providing a notice of nonrenewal to the executive under the employment agreement.

Termination of Employment with Cause or Resignation without Good Reason

If we terminate the employment of a named executive officer with “cause,” or the executive resigns without “good reason,” the executive will only be entitled to the accrued obligations and the other benefits.

Termination Due to Death or Disability

Employment Agreement with Messrs. Murphy, Tortorici, and Holmes and Ms. Toalson

Under their respective employment agreements, Messrs. Murphy, Tortorici, and Holmes and Ms. Toalson will generally be entitled to the following upon a termination of employment due to death or disability:

•	the accrued obligations;

•	a prorated target incentive payment for the fiscal year in which the termination occurs;

•	in the case of disability, the health and welfare benefits for 12 months following the termination; and

•	the other benefits.

The payments and benefits to which each of Messrs. Murphy, Tortorici, and Holmes and Ms. Toalson is entitled upon a termination of employment without cause, with good reason, or due to death or disability (except for the accrued obligations, the unpaid incentive payment, and the other benefits) are subject to his or her execution, delivery, and non-revocation of a release of claims by the executive or the representative of his or her estate in favor of the Company and its affiliates and compliance with the restrictive covenants set forth in the employment agreement.

Change of Control Agreement with Mr. Powell

Mr. Powell is not entitled to any compensation or benefits in the event of his death or disability prior to a change of control under his change of control agreement.

Life Insurance Benefits for Messrs. Murphy, Tortorici, Holmes, and Powell

The Company has entered into a split-dollar life insurance agreement, or bank-owned life insurance agreement, with each of Messrs. Murphy, Tortorici, Holmes, and Powell. Under each agreement, the Company has purchased a life insurance policy on the life of each executive, and the executive’s designated beneficiary(ies) will receive a portion of the death benefit under the policy upon the executive’s death.

The death benefit during employment for Messrs. Murphy, Tortorici, Holmes, and Powell is $500,000. A term life policy for the same death benefit of $500,000 will be maintained for 24 months following the date of termination of employment after a change of control. In the event of termination of employment due to disability, a life insurance policy for the same death benefit of $500,000 will be maintained for a 12-month period following the date of termination of employment.

Change of Control

Employment Agreement with Mr. Murphy

Under his employment agreement, upon a “change in control” of the Company (as that term is defined in the employment agreement), Mr. Murphy is entitled to receive a lump sum cash payment in an amount equal to the product of (a) the sum of (i) the executive’s annual base salary plus (ii) the executive’s target incentive payment for the fiscal year in which the change in control occurs, and (b) three. This payment would be in lieu of any cash severance to which Mr. Murphy would otherwise by entitled upon his termination of employment without cause or resignation for good reason on or following a change in control.

Employment Agreement with Messrs. Tortorici and Holmes and Ms. Toalson

Under their respective employment agreements, if Messrs. Tortorici or Holmes or Ms. Toalson experience a qualifying termination of employment within 24 months following a change in control of the Company, the executive will be entitled to the following:

•	the accrued obligations;

•	the unpaid incentive payment;

•

a lump sum cash payment equal to the product of (a) the sum of (i) the executive’s annual base salary plus (ii) the executive’s target incentive payment for the fiscal year in which the termination occurs multiplied by (b) 3.0 (in the case of Mr. Tortorici), 2.5 (in the case of Mr. Holmes), or 2.0 (in the case of Ms. Toalson);

•	the health and welfare benefits; and

•	the other benefits.

The payments and benefits to which each of Messrs. Tortorici and Holmes and Ms. Toalson are entitled on a qualifying termination of employment within 24 months following a change in control (except for the accrued obligations, the unpaid incentive payment, and the other benefits) are subject to his or her execution, delivery, and non-revocation of a release of claims in favor of the Company and its affiliates and compliance with the restrictive covenants set forth in the employment agreement.

Change of Control Agreement with Mr. Powell

Under Mr. Powell’s change of control agreement, if Mr. Powell experiences a qualifying termination of employment within 24 months following a upon a change of control of the Company (as that term is defined in the change of control agreement), Mr. Powell will be entitled to the following:

•	the accrued obligations;

•	the unpaid incentive payment;

•	a prorated target incentive payment for the fiscal year in which the termination occurs;

•

a lump sum amount equal to the sum of his annual base salary and average annual bonus (which is defined as the average of the annual bonuses earned for the two full fiscal years preceding the date of the change of control); and

•	the other benefits.

The payments and benefits to which Mr. Powell is entitled on a qualifying termination of employment within 24 months following a change of control (except for the accrued obligations and the other benefits) are subject to his execution, delivery, and non-revocation of a release of claims in favor of the Company and its affiliates and compliance with the restrictive covenants set forth in the employment agreement.

In addition, if Mr. Powell’s employment terminates due to his death or disability during the 24 months following a change of control, Mr. Powell (or his estate, as applicable) will be entitled to:

•	the accrued obligations;

•	the unpaid incentive payment; and

•	the other benefits.

Equity Plans

Outstanding equity awards granted in 2016 and 2017 were granted under the 2013 Long-Term Incentive Plan. These grants will become fully vested and non-forfeitable based on an attainment of the performance goals at “target” level in the event that a participant’s employment terminates following a sale of the company. The outstanding equity awards granted in 2018 were granted under the Amended and Restated Cadence Bancorporation 2015 Omnibus Incentive Plan. Upon a change in control, time-based restricted stock units granted in 2018 continue to vest in accordance with their terms and performance-based restricted stock units are converted into time-based restricted stock units, which cliff vest at the end of the performance period at target unless the Compensation Committee deems, at the time of the change in control, that actual performance warrants a higher payout. If an executive is terminated within one year following the change in control, all unvested awards will immediately vest.

Deferred Compensation Plan

Upon a change in control, our named executive officers will also be entitled to a lump sum distribution of all balances credited to their respective accounts under the Deferred Compensation Plan, which provides that all amounts deferred under the plan will be distributed to participants upon the occurrence of a change in control, regardless of the payment election made by a participant to the contrary.

None of our named executive officers have any unvested balances under the Deferred Compensation Plan.

Quantification of Payments

The following table reflects estimated payments to our named executive officers that may be made upon termination of employment or a change in control. The estimated payments in the table are calculated based on the assumption that the hypothetical termination of employment and the hypothetical change in control each occurred on December 31, 2018.

Name	Scenario	Cash Severance ($)(1)	Time-Based Restricted Stock Units ($)(2)	Performance- Based Restricted Stock Units ($)(2)	Benefits ($)(3)	Total ($)
Paul B. Murphy, Jr.	Qualifying Termination: without Cause or with Good Reason	3,285,000	—	—	47,986	3,332,987

	Death; Disability(4)	—	288,901	—	23,993	312,894

	Termination with Cause or without Good Reason	—	—	—	—	—

	Qualifying Termination within 24 Months Following Change of Control(5)	4,927,501	977,063	288,901	47,986	6,241,450

	Change of Control(5)	4,927,501				4,927,501

Name	Scenario	Cash Severance ($)(1)	Time-Based Restricted Stock Units ($)(2)	Performance- Based Restricted Stock Units ($)(2)	Benefits ($)(3)	Total ($)
Valerie C. Toalson	Qualifying Termination: without Cause or with Good Reason	750,000	—	—	22,319	772,319

	Death; Disability(4)	—	118,726	—	22,319	141,046

	Termination with Cause or without Good Reason	—	—	—	—	—

	Qualifying Termination within 24 Months Following Change of Control(5)	1,500,000	346,156	118,726	22,319	1,987,195

Name	Scenario	Cash Severance ($)(1)	Time-Based Restricted Stock Units ($)(2)	Performance- Based Restricted Stock Units ($)(2)	Benefits ($)(3)	Total ($)
Samuel M. Tortorici	Qualifying Termination: without Cause or with Good Reason	1,800,000	—	—	48,572	1,848,572

	Death; Disability(4)	—	142,472	—	24,286	166,758

	Termination with Cause or without Good Reason	—	—	—	—	—

	Qualifying Termination within 24 Months Following Change of Control(5)	2,700,000	555,369	142,472	48,572	3,446,412

Name	Scenario	Cash Severance ($)(1)	Time-Based Restricted Stock Units ($)(2)	Performance- Based Restricted Stock Units ($)(2)	Benefits ($)(3)	Total ($)
R. H. “Hank” Holmes, IV	Qualifying Termination: without Cause or with Good Reason	1,600,000	—	—	48,572	1,648,572

	Death; Disability(4)	—	126,642	—	24,286	150,927

	Termination with Cause or without Good Reason	—	—	—	—	—

	Qualifying Termination within 24 Months Following Change of Control(5)	2,000,000	398,961	126,642	48,572	2,574,174

Name	Scenario	Cash Severance ($)(1)	Time-Based Restricted Stock Units ($)(2)	Performance- Based Restricted Stock Units ($)(2)	Benefits ($)(3)	Total ($)
Jerry W. Powell	Qualifying Termination without Cause or Resignation without Good Reason	—	—	—	—	—

	Death; Disability(4)	—	31,660	—	—	31,660

	Termination with Cause or without Good Reason	—	—	—	—	—

	Qualifying Termination within 24 Months Following Change of Control(5)	435,000	134,885	31,660	—	601,545

(1)

The calculation as presented assumes no accrued and unpaid base salary or bonus at the time of termination. As it relates to Messrs. Murphy, Tortorici, and Holmes and Ms. Toalson, such payments are based on base pay at December 31, 2018 and related target bonus. As it relates to Mr. Powell, payments are based on base pay at December 31, 2018 and his average bonus for the preceding two fiscal years.

(2)

The calculation of the value of any vesting of time-based restricted stock unit awards or performance-based restricted stock unit awards is based on a per share price of $16.78 (the closing price of our common stock on the New York Stock Exchange on December 31,2018) and $1,787 per Phantom A Unit of the LLC (which was liquidated in 2018). Because the performance-based restricted stock unit awards granted in 2016 were forfeited as of December 31, 2018, no vesting for such awards is shown in this table. Amounts shown for performance-based restricted stock unit awards granted in 2018 are determined based on an assumed performance achievement level at target. Accelerated vesting of restricted stock unit awards only applies for a qualifying termination occurring during the 12-month period following a change in control.

(3)

Benefits are based on COBRA health continuation coverage rates for the employee based on the type of coverage in effect on December 31, 2018 and life insurance monthly rates for continuation of present coverage and multiplied by the number of months over which the amount would be paid.

(4)

Per the terms of the 2018 restricted stock unit grant, upon the death or disability of the executive, unvested time-based restricted stock units will vest immediately, and unvested performance-based restricted stock units are forfeited. Grants made under the 2013 Long-Term Incentive Plan do not provide for any vesting upon the death or disability of the executive.

(5)

Upon the named executive officer’s termination of employment on account of a change in control under the terms of his or her employment agreement or change in control, the amounts reported could be reduced if such reduced amount would provide a greater value to the named executive officer after taking into account excise taxes imposed under Section 4999 of the Internal Revenue Code and other taxes. For purposes of this table, only the maximum amounts are shown.

DIRECTOR COMPENSATION

In connection with our IPO, we adopted a directors’ compensation program that provides compensation to our non-employee directors and was in effect during 2018. Under this program, each of our non-employee directors (other than Scott M. Stuart) receives an annual retainer of $100,000 and the Lead Director receives an additional annual retainer of $15,000, payable quarterly. Mr. Stuart, who is a member of our board of directors and the co-founder of Sageview Capital does not receive compensation for his service as a director.

Non-employee directors are restricted from transferring, hedging, pledging, or disposing of any shares of our common stock that they receive under the directors’ compensation program for one year following receipt of the shares.

The following table sets forth, for the fiscal year ended December 31, 2018, certain information regarding the compensation for each non-employee director of the Company during the fiscal 2018.

Name	Fees Earned or Paid in Cash ($)	Total ($)
William B. Harrison, Jr.	115,000	115,000
J. Richard Fredericks	100,000	100,000
Robert K. Steel	100,000	100,000
Marc Shapiro(1)	50,000	50,000

(1)	This amount represents the portion of director compensation during which Mr. Shapiro served as a director.

In 2019, the annual cash retainer for non-employee directors (other than Mr. Stuart) has been increased to $125,000 and the chairpersons of the Audit Committee and Risk Committee will also receive a $15,000 annual retainer for their service in such capacities.

PROPOSAL NO. 2—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As of January 1, 2019, the Company no longer qualified as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. As a result, Section 14A of the Exchange Act requires that we provide stockholders with the opportunity to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC (commonly known as “say-on-pay” votes). The compensation of our named executive officers in fiscal 2018 is disclosed in this proxy statement, including in the section entitled “Compensation Discussion and Analysis,” the compensation tables and other executive compensation disclosures.

The Compensation Committee believes that compensation of our named executive officers in fiscal 2018 met the objectives of our program, which were to foster long-term business success using a pay-for-performance philosophy intended to encourage performance and growth, to attract and retain experienced executives in a competitive environment and to align our named executive officers’ interests with those of our stockholders.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Although your vote is non-binding, the views expressed by stockholders are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Required Vote

Approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on this matter at the Annual Meeting. Abstentions and broker non-votes will be counted toward a quorum for this proposal, and abstentions will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As of January 1, 2019, the Company no longer qualified as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. As a result, Section 14A of the Exchange Act requires that we provide stockholders with the opportunity to recommend, in a non-binding advisory vote, whether future “say-on-pay” votes should occur every one, two or three years. Stockholders have the option of recommending a “say-on-pay” vote every year, every two years, or every three years, or abstaining from making a recommendation.

The Compensation Committee and the Board of Directors recognize the importance of receiving regular input from our stockholders on important issues such as executive compensation. As such, we believe that conducting an advisory vote on our executive compensation on an annual basis to be the most appropriate choice for our stockholders. Although your vote is non-binding, we will strongly consider the views of our stockholders when determining how often to hold a “say on pay” vote.

Required Vote

The frequency (i.e., Every Year, Every Two Years or Every Three Years) that receives the highest number of votes cast by stockholders will be considered by us as the stockholders’ recommendation as to the frequency of future stockholder advisory votes to approve the compensation of our named executive officers. Abstentions and broker non-votes will not be included in the total votes cast and will not affect the results.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR A FREQUENCY OF “EVERY YEAR” FOR FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2018 regarding total shares of Class A common stock subject to outstanding stock options and rights and total additional shares available for issuance under our existing equity incentive plans.

	(a)		(b)	(c)
Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,587,340	(2)	—	5,912,660
Equity compensation plans not approved by security holders	—		—	—

Total	1,587,340		—	5,912,660

(1)	The outstanding awards set forth in column (a) have no exercise price.
(2)

This number includes the 1,177,308 shares issuable pursuant to outstanding PBRSUs granted under the Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”) (assuming applicable performance goals are satisfied at maximum levels). A total of 672,750 shares subject to outstanding PBRSUs would be earned if applicable performance goals are satisfied at target levels.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of each transaction since January 1, 2018, and each proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors (including nominees for election as director), executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Since our IPO, Cadence Bancorp LLC, our then controlling stockholder (the “LLC”) completed a series of registered secondary offerings of shares of Class A common stock of the Company held by the LLC, gradually reducing its ownership interest in the Company. On September 10, 2018, the LLC completed an in-kind distribution (the “Distribution”) of substantially all of the shares of Class A Common Stock held by the LLC to its unitholders (other than a de minimis amount of Class A Common Stock representing the aggregate fractional shares in lieu of which unitholders received cash). The LLC was subsequently dissolved in December 2018 (the “Dissolution”).

Set forth below is a summary of our relationship with the LLC as of immediately prior to the Dissolution.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement with the LLC, pursuant to which we granted the LLC and its permitted transferees (including any of its unitholders who are distributed or otherwise transferred shares of our Class A common stock) registration rights with respect to all of the shares of our Class A common stock. These rights include demand registration rights, shelf registration rights and “piggyback” registration rights, as well as customary indemnification. All fees, costs and expenses related to any registration under the agreement would be borne by us, other than stock transfer taxes and underwriting discounts or commissions. If the LLC distributed or otherwise transferred shares of our common stock to holders of its membership units, certain of those unitholders would benefit from the registration rights under the Registration Rights Agreement. The shares of our Class A common stock held by those unitholders of the LLC would then be able to be resold into the public markets in connection with the exercise of those registration rights or in accordance with the requirements of Rule 144 under the Securities Act, in each case after the expiration of certain lock-up periods. In addition, if requested by the LLC, subject to the requirements of any lock-up period then in effect (or waiver thereof), we were required to file a registration statement to permit the LLC to offer to exchange shares of our common stock that it owns for some or all of the membership units of the LLC held by certain of our current and/or former employees.

Demand Registration Rights. The registration rights agreement granted the LLC and such permitted transferees demand registration rights. We were required, upon the written request of the LLC or such a permitted transferee, to use our commercially reasonable efforts to effect registration of shares requested to be registered as soon as practicable after receipt of the request, subject to certain exceptions.

Shelf Registration Rights. The registration rights agreement granted the LLC and such permitted transferees shelf registration rights. Under the terms of the registration rights agreement, the LLC or such a permitted transferee could demand that we file a shelf registration statement with respect to those shares requested to be registered. Upon such demand, we were required to use our commercially reasonable efforts to effect such registration.

“Piggyback” Registration Rights. The registration rights agreement granted the LLC and such permitted transferees “piggyback” registration rights. If we registered any of our securities either for our own account or for the account of other security holders, the holders of these shares were entitled to include their shares in the registration.

As a result of the Distribution and the Dissolution, the registration rights agreement is no longer in effect.

Ordinary Banking Relationships

Certain of our officers and directors, as well as their immediate family members and affiliates, are customers of, or have had transactions with, Cadence Bank or the Company in the ordinary course of business. These transactions include deposits, loans, wealth-management products and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than a normal risk of collectability or present other features unfavorable to us. As of the date of this prospectus, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers and directors as well as their immediate family members and affiliates.

Policies and Procedures Regarding Related Party Transactions

Transactions among Cadence Bancorporation, Cadence Bank and any of their other affiliates are subject to a formal written policy, as well as certain regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions between banks and their affiliates) and the Federal Reserve’s Regulation O (which governs certain extensions of credit by banks to the executive officers, directors, principle shareholders (and their related interests) of the bank and its affiliates). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our board of directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the NYSE concerning related party transactions. Related party transactions are transactions in which we are or will be a participant, the amount involved exceeds or will exceed $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including immediate family members or persons sharing the household with any of these persons (other than tenants and employees)). Our general counsel, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Nominating and Corporate Governance Committee for approval. In determining whether to approve a related party transaction, the Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. Our Related Party Transactions Policy is available on our website at www.cadencebancorporation.com, as an annex to our Corporate Governance Guidelines.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers and greater than 10% beneficial owners of the Company’s common stock to file reports concerning their ownership of and transactions in such common stock. Based on a review of these reports filed by the Company’s officers, directors and shareholders, the Company believes that its officers, directors and shareholders complied with all filing requirements under Section 16(a) of the Exchange Act during fiscal year 2018, except that a late Form 4 was filed on November 13, 2018 by director Richard J. Fredericks to report an acquisition of Class A common stock that occurred on October 24, 2018.

PROPOSAL NO. 4—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, independent registered public accounting firm, served as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2018, and the Audit Committee has appointed Ernst & Young LLP as auditors for the Company for the fiscal year ending December 31, 2019. The Board and the Audit Committee recommend that stockholders ratify the appointment of Ernst & Young LLP as independent auditors for the Company. The Company’s organizational documents do not require that stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

However, the Board believes such ratification is a matter of good corporate practice. If stockholders do not ratify the appointment, the Audit Committee will reconsider its selection but may still retain Ernst & Young LLP. One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to be available to respond to questions from stockholders.

Required Vote

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification.

THE BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board, which consists entirely of directors who meet the independence requirements of applicable SEC regulations and the NYSE listing standards for audit committee members, has furnished the following report:

Report of the Audit Committee

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America (“GAAP”). The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors and in accordance with the Audit Committee Charter.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with GAAP and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. These matters include the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. Further, the Audit Committee has also discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, as well as the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of the Company’s financial statements to GAAP. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not ensure that the Company’s financial statements are presented in accordance with GAAP, or that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America or that the Company’s independent registered public accounting firm is “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

Audit Committee Members

J. Richard Fredericks (Chairperson)

William B. Harrison, Jr.

Robert K. Steel

Virginia A. Hepner

PRINCIPAL ACCOUNTANT FEES

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements at and for each of the last two fiscal years ended December 31, 2018 and 2017, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2018	2017
Audit Fees(1)	$2,622,500	$2,604,533
Audit Related Fees	0	0
Tax Fees(2)	818,995	379,380
All Other Fees(3)	120,000	40,000
Total	$3,561,495	$3,023,913

(1)

Audit fees include fees associated with the annual audit of the Company’s consolidated financial statements and internal controls over financial reporting, reviews of the Company’s quarterly reports on Form 10-Q, SEC filings, registration statements and comfort letters related to offerings and statutory audits.

(2)	Tax fees include fees associated with tax compliance services, including the preparation, review and filing of tax returns, tax advice and tax planning.
(3)	All other fees include fees associated with advisory services related to regulatory compliance reporting.

The Audit Committee Charter requires the pre-approval of all services to be provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has sole authority, without action by the Board, for the review and approval of such services. The Audit Committee has delegated to its Chair the authority to pre-approve audit and permissible tax and non-audit services. Any such approval pursuant to this delegation must be presented to the Audit Committee at its next regular meeting for ratification. All such services were pre-approved by the Audit Committee in accordance with these procedures.

OTHER BUSINESS

As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote each proxy, to the extent entitled, in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2020 Annual Meeting of Stockholders must submit their proposals by certified mail, return receipt requested, and must be received by the Secretary at our principal offices in Houston, Texas on or before November 30, 2019, to be eligible for inclusion in our proxy statement and proxy card relating to that meeting. In the event that we hold our 2020 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary date of the Annual Meeting, we will disclose the new deadline by which stockholders’ proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with the Company’s Bylaws, proposals of stockholders intended to be presented at the 2020 Annual Meeting of Stockholders (other than director nominations) must be received by the Company’s Secretary no later than February 8, 2020 nor earlier than January 9, 2020, provided that if the 2020 Annual Meeting is held more than 30 days before, or 60 days after, May 8, 2020, such notice must be given by the later of the close of business on the date 120 days prior to the meeting and not later than the close of business on the date 90 days prior to the meeting, or, if the first public announcement of the date of the meeting is less than 100 days prior to the date of the meeting, the tenth day following the date the meeting date is first publicly announced or disclosed.

Furthermore, in order for any stockholder to properly propose any business for consideration at the 2020 Annual Meeting, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the stockholder’s intention to make such proposal must be furnished to the Company in accordance with, and including such information required by, the Company’s Bylaws. A copy of the Company’s Bylaws is available on our website at www.cadencebancorporation.com.

The Nominating and Governance Committee considers nominees recommended by stockholders as candidates for election to the Board using the same criteria as candidates selected by the Nominating and Governance Committee discussed in the section entitled “Proposal No. 1—Election of Directors.” A stockholder wishing to nominate a candidate for election to the Board at an annual meeting is required to give written notice to the Company’s Secretary of his or her intention to make a nomination in accordance with the requirements contained in the Company’s Bylaws. Pursuant to the Company’s Bylaws, notice of director nominations to be presented at the 2020 Annual Meeting of Stockholders must be received by the Company’s Secretary no later than February 8, 2020 nor earlier than January 9, 2020, provided that if the 2020 Annual Meeting is held more than 30 days before, or 60 days after, May 8, 2020, such notice must be given by the later of the close of business on the date 120 days prior to the meeting and not later than the close of business on the date 90 days prior to the meeting, or, if the first public announcement of the date of the meeting is less than 100 days prior to the date of the meeting, the tenth day following the date the meeting date is first publicly announced or disclosed. If the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, notice of any stockholder nominees to serve as directors for any newly created positions resulting from the increased size may be delivered to the Company’s Secretary no later than the close of business on the tenth day following the day on which such public announcement is first made by the Company. A copy of the Company’s Bylaws is available on our website at www.cadencebancorporation.com.

DISTRIBUTION OF CERTAIN DOCUMENTS

This Proxy Statement and the Annual Review of the Company for the fiscal year ended December 31, 2018 (the “2018 Annual Review”) are available at www.cadencebancorporation.com.

The 2018 Annual Review, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, is being made available with this proxy statement to our stockholders. Stockholders are referred to the 2018 Annual Review for financial and other information about us. The 2018 Annual Review is not a part of this Proxy Statement.

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our website at www.cadencebancorporation.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including this Proxy Statement, the 2018 Annual Review and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, without charge to any stockholder upon written or verbal request to our Company’s Secretary at 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056.

By order of the Board of Directors,

Jerry W. Powell Executive Vice President, General Counsel and Secretary

A copy of the Company’s 2018 Annual Review is being furnished together with this Proxy Statement. The Company’s 2018 Annual Review does not form any part of the material for the solicitation of proxies.

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INTERNET/MOBILE —
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲
PROXY	Please mark your votes like this
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 4, AND “ONE YEAR” ON PROPOSAL 3.		☒

1.	Election of the following directors as
Class II Directors:
		FOR	AGAINST	ABSTAIN
	J. Richard Fredericks	☐	☐	☐

	Virginia A. Hepner	☐	☐	☐

	Kathy Waller	☐	☐	☐

2.	Approval (on an advisory basis) of the compensation of the Company’s named executive officers	FOR	AGAINST	ABSTAIN
		☐	☐	☐

3.	Approval (on an advisory basis) of the frequency of future votes on the compensation of the Company’s named executive officers	EVERY 1 YEAR	EVERY 2 YEARS	EVERY 3 YEARS	ABSTAIN
		☐	☐	☐	☐

4.	Ratification of the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm of the Company for fiscal year 2019		FOR ☐	AGAINST ☐	ABSTAIN ☐

CONTROL NUMBER

Signature	Signature, if held jointly	Date , 2019.
Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy

Materials for the Annual Meeting of Shareholders

The 2019 Proxy Statement and the 2018 Annual Report to Shareholders

are available at http://www.cstproxy.com/cadencebank/2019

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CADENCE BANCORPORATION

The undersigned appoints Jerry W. Powell and Allison Skinner, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Cadence Bancorporation, held of record by the undersigned at the close of business on March 19, 2019 at the Annual Meeting of Shareholders of Cadence Bancorporation to be held on May 8, 2019, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS, A FREQUENCY OF ONE YEAR FOR PROPOSAL 3 AND IN FAVOR OF PROPOSAL 2 AND 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)